Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

WHOLE BANK

ALL DEPOSITS

AMONG

FEDERAL DEPOSIT INSURANCE CORPORATION,

RECEIVER OF REPUBLIC FIRST BANK DBA REPUBLIC BANK,

PHILADELPHIA, PA

FEDERAL DEPOSIT INSURANCE CORPORATION

AND

FULTON BANK, NATIONAL ASSOCIATION

LANCASTER, PA

EFFECTIVE AS OF

APRIL 26, 2024

PURCHASE AND ASSUMPTION AGREEMENT

TABLE OF CONTENTS

ARTICLE I. GENERAL		1

1.1	Purpose	1
1.2	[Reserved]	1
1.3	Defined Terms	2

ARTICLE II. ASSUMPTION OF LIABILITIES		11

2.1	Liabilities Assumed by Assuming Institution	11
2.2	Liabilities Not Assumed by the Assuming Institution	13
2.3	Interest on Deposit Liabilities	13
2.4	Unclaimed Deposits	13
2.5	Employee Plans	14

ARTICLE III. PURCHASE OF ASSETS AND QUALIFIED FINANCIAL CONTRACTS		14

3.1	Assets and Qualified Financial Contracts Purchased by the Assuming Institution	14
3.2	Asset Purchase Price	14
3.3	Manner of Conveyance; Limited Warranty; Nonrecourse; Etc.	16
3.4	Puts of Assets to the Receiver	16
3.5	Assets Not Purchased by Assuming Institution	18
3.6	Retention or Repurchase of Assets Essential to Receiver	20
3.7	Receiver’s Offer to Sell Withheld Loans	21

ARTICLE IV. ASSUMPTION OF CERTAIN DUTIES AND OBLIGATIONS		21

4.1	Continuation of Banking Business	21
4.2	Credit Card Business	22
4.3	Safe Deposit Business	22
4.4	Safekeeping Business	22
4.5	Trust Business	23
4.6	Bank Premises	23
4.7	Agreement with Respect to Leased Data Management Equipment	27
4.8	Certain Existing Agreements	28
4.9	Informational Tax Reporting	29
4.10	Insurance	29
4.11	Office Space for Receiver and Corporation; Certain Payments	30
4.12	Continuation of Group Health Plan Coverage for Former Employees of the Failed Bank	30
4.13	Interim Servicing	31

ARTICLE V. DUTIES WITH RESPECT TO DEPOSITORS OF THE FAILED BANK		32

5.1	Payment of Checks, Drafts, Orders and Deposits	32
5.2	Certain Agreements Related to Deposits	32
5.3	Notice to Depositors	32

ARTICLE VI. FAILED BANK RECORDS		33

6.1	Ownership of Failed Bank Records	33
6.2	[Reserved]	33
6.3	Custody of Failed Bank Records	33
6.4	Access to Failed Bank Records; Copies	34
6.5	Failed Bank Record Privacy	34

ARTICLE VII. BID; INITIAL PAYMENT		35

ARTICLE VIII. ADJUSTMENTS		35

8.1	Pro Forma Statement	35
8.2	Correction of Errors and Omissions; Adjustments for Certain Liabilities	35
8.3	Payments	36
8.4	Interest	37
8.5	Subsequent Adjustments	37

ARTICLE IX. CONTINUING COOPERATION		37

9.1	General Matters	37
9.2	Additional Title Documents	37
9.3	Claims and Suits	38
9.4	Payment of Deposits	38
9.5	Withheld Payments	38
9.6	Proceedings with Respect to Certain Assets and Liabilities	39
9.7	Information	39
9.8	Tax Ruling	39
9.9	Limited Power of Attorney	40

ARTICLE X. CONDITION PRECEDENT		40

ARTICLE XI. REPRESENTATIONS AND WARRANTIES OF THE ASSUMING INSTITUTION		40

11.1	Corporate Existence and Authority	40
11.2	Third Party Consents	41
11.3	Execution and Enforceability	41
11.4	Compliance with Law	41
11.5	Insured or Guaranteed Loans	41
11.6	Representations Remain True	41
11.7	No Reliance; Independent Advice	42

ARTICLE XII. INDEMNIFICATION		42

12.1	Indemnification of Indemnitees	42
12.2	Conditions Precedent to Indemnification	45
12.3	No Additional Warranty	45
12.4	Indemnification of Receiver and Corporation	45
12.5	Obligations Supplemental	46
12.6	Criminal Claims	46
12.7	Limited Guaranty of the Corporation	46
12.8	Subrogation	46

i

ARTICLE XIII. MISCELLANEOUS		47

13.1	Costs, Fees, and Expenses	47
13.2	Waiver of Jury Trial	47
13.3	Consent; Determination or Discretion	47
13.4	Rights Cumulative	47
13.5	References	47
13.6	Notice	47
13.7	Entire Agreement	49
13.8	Counterparts	49

13.9	Governing Law	49
13.10	Successors and Assigns	49
13.11	Modification	50
13.12	Manner of Payment	50
13.13	Waiver	50
13.14	Severability	50
13.15	Term of Agreement	50
13.16	Survival of Covenants, Etc.	50
13.17	Right of Receiver or Corporation to Audit	50

SCHEDULES

EXHIBITS

		Page
Final Legal Notice	Exhibit 2.4A	64
Affidavit of Mailing	Exhibit 2.4B	66
Interim Servicing Arrangement	Exhibit 4.13	67

ii

PURCHASE AND ASSUMPTION AGREEMENT

WHOLE BANK

ALL DEPOSITS

THIS AGREEMENT, effective as of April 26, 2024, by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER of REPUBLIC FIRST BANK DBA REPUBLIC BANK, PHILADELPHIA, PA (the “Receiver”), FULTON BANK, NATIONAL ASSOCIATION, organized under the laws of the United States of America, and having its principal place of business in LANCASTER, PA (the “Assuming Institution”), and the FEDERAL DEPOSIT INSURANCE CORPORATION, organized under the laws of the United States of America and having its principal office in Washington, D.C., acting in its corporate capacity (the “Corporation”).

R E C I T A L S

A. On the Bank Closing Date, the Closing Authority closed REPUBLIC FIRST BANK DBA REPUBLIC BANK (the “Failed Bank”) pursuant to applicable law and appointed the Corporation as Receiver of the Failed Bank.

B. The Assuming Institution desires to purchase certain assets and assume certain deposits and other liabilities of the Failed Bank on the terms and conditions set forth in this Agreement.

C. Pursuant to 12 U.S.C. § 1823(c)(2)(A), the Corporation may provide assistance to the Assuming Institution to facilitate the transactions contemplated by this Agreement, which assistance may include indemnification pursuant to Article XII.

D. The Board of Directors of the Corporation (the “Board”) has determined to provide assistance to the Assuming Institution on the terms and subject to the conditions set forth in this Agreement.

E. The Board has determined pursuant to 12 U.S.C. § 1823(c)(4)(A) that the assistance is necessary to meet the obligation of the Corporation to provide insurance coverage for the insured deposits in the Failed Bank and is the least costly to the deposit insurance fund of all possible methods for meeting that obligation.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other valuable consideration, the parties agree as follows:

A G R E E M E N T

ARTICLE I. GENERAL.

1.1. Purpose. The purpose of this Agreement is to set forth requirements regarding, among other things, the terms and conditions on which the Assuming Institution purchases certain assets and assumes certain liabilities of the Failed Bank.

1.2. Reserved.

1.3. Defined Terms. Capitalized terms used in this Agreement have the meanings set forth or referenced in this Section 1.3. As used in this Section 1.3, words imparting the singular include the plural and vice versa.

“Accounting Records” means the general ledger and subsidiary ledgers and supporting schedules that support the general ledger balances.

“Acquired Assets” means all assets of the Failed Bank purchased by the Assuming Institution pursuant to this Agreement (including all Transferred QFCs whether constituting assets or liabilities). Assets owned by Subsidiaries of the Failed Bank are not “Acquired Assets” within the meaning of this definition by virtue of being owned by Subsidiaries of the Failed Bank.

“Acquired Subsidiary” or “Acquired Subsidiaries” means one or more, as applicable, Subsidiaries of the Failed Bank acquired pursuant to Section 3.1.

“Affiliate” of any Person means any director, officer, or employee of that Person and any other Person (i) who is directly or indirectly controlling, or controlled by, or under direct or indirect common control with, that Person, or (ii) who is an affiliate of that Person as the term “affiliate” is defined in § 2(k) of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841.

“Agreement” means this Purchase and Assumption Agreement by and among the Assuming Institution, the Corporation and the Receiver, as amended or otherwise modified from time to time.

“Assumed Deposits” means Deposits.

“Assuming Institution” is defined in the introduction to this Agreement.

“Bank Closing Date” means the close of business of the Failed Bank on the date on which the Closing Authority closed the Failed Bank.

“Bank Premises” means the banking buildings, drive-in banking facilities, teller facilities (staffed or automated), storage and service facilities, structures connecting remote facilities to banking houses, land on which the foregoing are located and unimproved land, and any adjacent parking (and fixtures located on any of the foregoing) that are owned or leased by the Failed Bank and that have formerly been used, are currently used, or as of the Bank Closing Date, are intended to be used in the future by the Failed Bank as shown on the Failed Bank Records.

“Bank Premises Operating Costs” means expenses related to Bank Premises, Furniture and Equipment, and Specialty Assets, including all taxes, fees, charges, maintenance, utilities, waste disposal, insurance, and assessments, to the extent not included in the rental rate or rent.

“ Bank Premises Surrender Date” means, with respect to each specific Bank Premises, the date selected by the Assuming Institution to surrender that Bank Premises to the Receiver, which date will be no later than the first day after the Receiver is satisfied that all of the conditions for surrender of that Bank Premises set forth in this Agreement have been met; provided that, unless otherwise provided in this Agreement, that date will not be more than 150 days after the Bank Closing Date.

“Bid” means the bid submitted by the Assuming Institution and accepted by the Corporation as the winning bid for the transaction evidenced by this Agreement.

“Bid Amount” is defined in Article VII.

“Bid Valuation Date” means January 31, 2024. “Board” is defined in Recital D.

“Book Value” means, with respect to any Acquired Asset and any Liability Assumed, the dollar amount thereof stated on the Failed Bank Records. The Book Value of any item will be determined as of the Bank Closing Date after adjustments made by the Receiver for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments, charge-off adjustments as provided in Section 8.1, or corrections and for setoffs, whether voluntary or involuntary. The Book Value of an Acquired Subsidiary will be determined from the investment in subsidiary and related accounts on the “bank only” (unconsolidated) balance sheet of the Failed Bank based on the Equity Method of Accounting. Without limiting the generality of the foregoing, (i) the Book Value of a Liability Assumed will include all accrued and unpaid interest thereon as of the Bank Closing Date, and (ii) the Book Value of a Loan will reflect adjustments for earned interest, or unearned interest (as it relates to the “rule of 78s” or add-on-interest loans, as applicable), if any, as of the Bank Closing Date, adjustments for the portion of earned or unearned loan-related credit life or disability insurance premiums, if any, attributable to the Failed Bank as of the Bank Closing Date, and adjustments for Failed Bank Advances, if any, in each case as determined for financial reporting purposes. The Book Value of an Acquired Asset will not include any adjustment for loan premiums, discounts or any related deferred income, fees or expenses, or general or specific reserves on the Failed Bank Records.

“Business Day” means a day other than a Saturday, Sunday, federal legal holiday or legal holiday under the laws of the state where the Failed Bank is located, or a day on which the principal office of the Corporation is closed.

“Closing Authority” means (i) with respect to a national bank, a federal savings association, or federal savings bank, the Office of the Comptroller of the Currency, (ii) with respect to a bank or savings institution chartered by a state, the agency of the state charged with primary responsibility for closing banks or savings institutions, as the case may be, (iii) the Corporation in accordance with 12 U.S.C. § 1821(c)(4), with regard to self-appointment, or (iv) the appropriate federal banking agency in accordance with 12 U.S.C. § 1821(c)(9).

“Commitment ” means the unfunded portion of a line of credit or other commitment reflected on the Failed Bank Records to make an extension of credit (or additional advances with respect to a Loan) that was legally binding on the Failed Bank as of the Bank Closing Date, other than extensions of credit pursuant to the credit card business and overdraft protection plans of the Failed Bank, if any.

“Corporation” is defined in the introduction to this Agreement.

“Counterclaim” is defined in Section 12.1(b).

“Credit Documents” means the agreements, instruments, certificates, or other documents at any time evidencing or otherwise relating to, governing, or executed in connection with or as security for, a Loan, including notes, bonds, loan agreements, letter of credit applications, lease financing contracts, banker’s acceptances, drafts, interest protection agreements, currency exchange agreements, repurchase agreements, reverse repurchase agreements, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, certificates, documents, legal opinions, participation agreements and intercreditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

“Credit File” means all Credit Documents and all other credit, collateral, or insurance documents in the possession or custody of the Assuming Institution, its Subsidiaries, or its Affiliates, relating to an Acquired Asset or a Loan included in a Put Notice, or copies of any of those documents.

“Deposit ” means a deposit as defined in 12 U.S.C. § 1813(l), including outstanding cashier’s checks and other official checks and all uncollected items included in the depositors’ balances and credited on the Failed Bank Records; provided that the term “Deposit” will not include all or any portion of those deposit balances that, in the discretion of the Receiver or the Corporation, (i) may be required to satisfy it for any liquidated or contingent liability of any depositor arising from an unauthorized or unlawful transaction, (ii) may be needed to provide payment of any liability of any depositor to the Failed Bank or the Receiver, including the liability of any depositor as a director or officer of the Failed Bank, whether or not the amount of the liability is or can be determined as of the Bank Closing Date, or (iii) may be “blocked” or “frozen” in any accounts, whether or not noted in the Failed Bank Records, pursuant to economic or trade restrictions administered or enforced by the United States Treasury Department Office of Foreign Assets Control (“OFAC”), unless all or any portion of those deposit balances have been expressly released by a general or specific license granted by OFAC.

“Deposit Secured Loan” means a loan in which the only collateral securing the loan is Assumed Deposits or deposits at other insured depository institutions.

“Electronically Stored Information” means any system backup tapes, any electronic mail (whether on an exchange or other similar system), any data on personal computers, and any data on server hard drives.

“Eligible Individuals” is defined in Section 4.12.

“Eligible Overdraft” means a customer overdraft (i) that was in existence on the Bank Closing Date, (ii) with a balance of greater than $500, and (iii) that was not made pursuant to an overdraft protection plan or similar extension of credit.

“Equity Method of Accounting” means the carrying value of a bank’s investment in a subsidiary is originally recorded at cost but is adjusted periodically to record as income the bank’s proportionate share of the subsidiary’s earnings or losses and decreased by the amount of cash dividends or similar distributions received from the subsidiary. Acquired Subsidiaries with negative equity will be restated to $1 pursuant to the Equity Method of Accounting.

“ERISA” is defined in Section 4.12.

“Excluded QFC” means a Qualified Financial Contract listed or described on Schedule 3.5(l) and all QFC Related Items relating to those Qualified Financial Contracts.

“Failed Bank” is defined in Recital A.

“Failed Bank Advances” means the total sums paid by the Failed Bank to (i) protect its lien position, (ii) pay ad valorem taxes and hazard insurance and (iii) pay premiums for credit life insurance, accident and health insurance and vendor’s single interest insurance.

“Failed Bank Assessment Area” means the most recent Community Reinvestment Act assessment area of the Failed Bank reflected in the Information Package.

“Failed Bank Records” means records as defined in 12 C.F.R. § 360.11(a)(3).

“Fair Market Value” means the probable price at which relevant personal property would change hands between a willing buyer and a willing seller (neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts) as determined as of the Bank Closing Date by an appraiser chosen by the Receiver.

“ FDIC Office Space” means adequate and suitable office space (including parking facilities and vault space), furniture, equipment (including photocopying and telecopying machines), email accounts, network access and technology resources (such as shared drives), and utilities (including local telephone service and fax machines) at the Bank Premises occupied by the Assuming Institution (or other location acceptable to the Receiver) for the Receiver and the Corporation to use in the discharge of their respective functions with respect to the Failed Bank.

“Final Legal Notice” is defined in Section 2.4(a).

“Final Settlement Date” means the first Business Day immediately prior to the day that is three hundred sixty-five (365) days after the Bank Closing Date or an earlier date agreed upon by the Receiver and the Assuming Institution. The Receiver, in its discretion, may extend the Final Settlement Date.

“Furniture and Equipment” means the furniture and equipment (other than Personal Computers, Owned Data Management Equipment, Specialty Assets, and motor vehicles), leased or owned by the Failed Bank and reflected on the Failed Bank Records as of the Bank Closing Date and located on or at Bank Premises, including automated teller machines, furniture, office machinery, shelving, office supplies, telephone, surveillance and security systems, ancillary equipment, and artwork.

“GSE” means a government sponsored enterprise.

“Indemnitees” means, except as provided in Section 12.1(b)(xi), (i) the Assuming Institution, (ii) the Subsidiaries and Affiliates of the Assuming Institution, other than any Subsidiaries or Affiliates of the Failed Bank that are or become Subsidiaries or Affiliates of the Assuming Institution, and (iii) the directors, officers, employees, and agents of the Assuming Institution and its Subsidiaries and Affiliates who are not also present or former directors, officers, employees or agents of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank.

“Information Package” means the most recent compilation of financial and other data with respect to the Failed Bank, including any amendments or supplements, provided to the Assuming Institution by the Corporation on the web site used by the Corporation to market the Failed Bank to potential acquirers.

“Information Requests” is defined in Section 6.3(b).

“Initial Payment” means the payment made pursuant to Article VII (based on the best information available as of the Bank Closing Date), the amount of which will be either (i) if the Bid Amount is positive, the aggregate Book Value of the Liabilities Assumed minus the sum of the aggregate purchase price of the Acquired Assets (including any Bank Premises, Other Real Estate, and Other Real Estate Subsidiaries, purchased at the price set forth on the Bid) as determined pursuant to Section 3.2 and the positive Bid Amount, or (ii) if the Bid Amount is negative, the sum of the aggregate Book Value of the Liabilities Assumed and the negative Bid Amount minus the aggregate purchase price of the Acquired Assets (including any Bank Premises, Other Real Estate, and Other Real Estate Subsidiaries purchased at the price set forth on the Bid). The Corporation will pay the Initial Payment to the Assuming Institution if (i) the Liabilities Assumed are greater than the sum of the positive Bid Amount and the aggregate purchase price of the Acquired Assets, or if (ii) the sum of the Liabilities Assumed and the negative Bid Amount are greater than the aggregate purchase price of the Acquired Assets. The Assuming Institution will pay the Initial Payment to the Corporation if (i) the Liabilities Assumed are less than the sum of the positive Bid Amount and the aggregate purchase price of the Acquired Assets, or if (ii) the sum of the Liabilities Assumed and the negative Bid Amount is less than the aggregate purchase price of the Acquired Assets. The Initial Payment is subject to adjustment as provided in Article VIII.

“Interim Settlement Date” means a Business Day for payment to be made by either the Assuming Institution or the Receiver pursuant to Section 8.3 or a date agreed upon by the Receiver and the Assuming Institution. The Receiver, in its discretion, may extend or cancel any established Interim Settlement Date.

“Leased Data Management Equipment ” means any equipment, computer hardware, computer software (and the applicable lease or licensing agreements), computer networking equipment, printers, fax machines, copiers, document scanners, data tape systems, data tapes, DVDs, CDs, flash drives, telecommunications and check processing equipment, and any other electronic storage media leased by the Failed Bank at Bank Closing Date that is, was, or could have been used by the Failed Bank in connection with data management activities.

“Liabilities Assumed” is defined in Section 2.1.

“Lien” means any mortgage, lien, pledge, charge, assignment for security purposes, security interest or encumbrance of any kind with respect to an Acquired Asset, including any conditional sale agreement or capital lease or other title retention agreement relating to that Acquired Asset.

“Loan” or “Loans ” means, individually or collectively, all of the following owed to or held by the Failed Bank as of the Bank Closing Date:

(a) loans (including loans that have been charged off the Failed Bank Records in whole or in part prior to and including the Bid Valuation Date), participation agreements relating to loans, interests in those participations, overdrafts of customers (including overdrafts made pursuant to an overdraft protection plan or similar extensions of credit in connection with a deposit account), revolving commercial lines of credit, home equity lines of credit, Commitments, United States or state-guaranteed student loans, and lease financing contracts;

(b) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (a) above, including those arising under or based upon Credit Documents, casualty insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (a) above; and

(c) all amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing.

“Loan Servicing Agreement” means any contract pursuant to which the Failed Bank has Loan Servicing Rights, and includes the rights, duties, obligations, representations, and warranties thereunder, or any contract pursuant to which loan servicing is provided to the Failed Bank by others.

“Loan Servicing Rights” means the right to receive future cash flows from servicing loans.

“Market Value” is defined in the regulation prescribing the standards for real estate appraisals used in federally related transactions, 12 C.F.R. § 323.2(g), and, accordingly, means the most probable price that an interest in real property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition are the assumed consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions when:

(a) Buyer and seller are typically motivated;

(b) Both parties are well informed or well advised, and acting in what they consider their own best interests;

(c) A reasonable time is allowed for exposure in the open market;

(d) Payment is made in terms of cash in U.S. dollars or comparable financial arrangements; and

(e) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale;

as determined as of the Bank Closing Date by an appraiser chosen by the Receiver. With respect to Bank Premises purchased using this valuation method, the Receiver will select the appraiser within seven (7) days after the Bank Closing Date and will pay any costs and fees associated with that determination. The Market Value will be determined no later than sixty (60) days after the Bank Closing Date.

“New Loan” means a Loan made by the Failed Bank after the Bid Valuation Date that is not (i) a continuation, amendment, modification, renewal, extension, refinancing, restructuring, or refunding of or for any then-existing Loan, or (ii) a customer overdraft.

“Obligor” means each Person liable for the full or partial payment or performance of any Loan, whether that Person is obligated directly, indirectly, primarily, secondarily, jointly, or severally.

“Other Real Estate” means all interests in real estate (other than Bank Premises), including mineral estates, leasehold rights, condominium and cooperative interests, easements, air rights, water rights, and development rights that are owned by the Failed Bank as of Bid Valuation Date.

“Other Real Estate Subsidiaries” means those Subsidiaries listed on the Bid, if any, and any Subsidiary that does not own any assets other than real estate, cash, and assets incidental to the operation of specific real estate.

“Owned Data Management Equipment” means any equipment, computer hardware, computer software, computer networking equipment, printers, fax machines, copiers, document scanners, data tape systems, data tapes, DVDs, CDs, flash drives, telecommunications and check processing equipment, and any other electronic storage media owned by the Failed Bank at Bank Closing Date that is, was, or could have been used by the Failed Bank in connection with data management activities.

“Payment Date” means the first Business Day after the Bank Closing Date.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, excluding the Corporation.

“Personal Computer(s)” means computers based on a microprocessor generally designed to be used by one person at a time and that usually store informational data on that computer’s internal hard drive or attached peripheral, and associated peripherals (such as keyboard, mouse, etc.). A personal computer can be found in various configurations including laptops, notebooks, and desktops.

“Primary Indemnitor” means any Person (other than the Assuming Institution or any of its Affiliates) who is required to indemnify or insure, or otherwise make payments (including payments on account of claims made against) to or on behalf of any Person in connection with the claims covered under Article XII, including any insurer issuing any directors and officers liability policy or any Person issuing a financial institution bond or banker’s blanket bond.

“Pro Forma Statement ” means a balance sheet that reflects a reasonably accurate financial statement of the Failed Bank as of the Bank Closing Date and serves as a basis for the opening entries of both the Assuming Institution and the Receiver.

“Proprietary Software” means computer software developed for and owned by the Failed Bank for its own purpose and use. Proprietary Software does not include development of internal applications that are a part of an implementation or customization of software where either the software is licensed, the Failed Bank pays a periodic fee for a service, or the platform is based on third party software. Software updates, patches, bug fixes, enhancements, and upgrades are not included in the definition of Proprietary Software.

“Put Date” is defined in Section 3.4(d).

“Put Notice” is defined in Section 3.4(c).

“QFC Contract Value” of a Qualified Financial Contract is its value (whether stated for the individual Qualified Financial Contract or reflected in the valuation shown for the netting set in which that Qualified Financial Contract is included) reflected in the Failed Bank Records as of the Bank Closing Date. The Receiver may adjust that value if the Receiver determines that it is inconsistent with applicable accounting principles. The foregoing is not an undertaking by the Receiver to review the Failed Bank Records for this purpose, and the Receiver may do so in its sole discretion.

“QFC Related Item” means, with respect to a Qualified Financial Contract, (i) each claim under that Qualified Financial Contract that is described in 12 U.S.C. § 1821(e)(9)(A)(i)(II) or (III) and (ii) all property securing or other credit enhancement for that Qualified Financial Contract or any claim described in 12 U.S.C. § 1821(e)(9)(A)(i)(II) or (III) under that Qualified Financial Contract.

“Qualified Beneficiaries” is defined in Section 4.12.

“Qualified Financial Contract” means a qualified financial contract as defined in 12 U.S.C. § 1821(e)(8)(D).

“Receiver” is defined in the introduction to this Agreement.

“Related Liability” with respect to any Acquired Asset means any liability existing and reflected on the Failed Bank Records as of the Bank Closing Date for (i) indebtedness secured by mortgages, deeds of trust, chattel mortgages, security interests, or other liens on or affecting that Acquired Asset, (ii) ad valorem taxes applicable to that Acquired Asset and (iii) any other obligation the Receiver determines is directly related to that Acquired Asset.

“Related Liability Amount” with respect to any Related Liability on the books of the Assuming Institution, means the amount of that Related Liability as stated on the Failed Bank Records of the Assuming Institution (as maintained in accordance with generally accepted accounting principles) as of the date as of which the Related Liability Amount is being determined. With respect to a liability that relates to more than one Acquired Asset, the amount of that Related Liability will be allocated among those Acquired Assets for the purpose of determining the Related Liability Amount with respect to any one of those Acquired Assets.

The allocation will be made by specific allocation, where determinable, and otherwise will be pro rata based upon the dollar amount of the Acquired Assets stated on the Failed Bank Records of the entity that owns the specific Acquired Asset.

“Repurchase Price” means, with respect to any Acquired Asset, an amount equal to the sum of (i) the purchase price of the Acquired Asset as determined pursuant to Section 3.2 and (ii) either minus the pro rata Acquired Asset discount or plus the pro rata Acquired Asset premium, if any, (iii) adjusted (A) for any advances and interest on that Acquired Asset after the Bank Closing Date and (B) by subtracting the total amount received by the Assuming Institution for that Acquired Asset after the Bank Closing Date, regardless of how applied, (iv) plus total disbursements of principal made by the Receiver not otherwise included in the Book Value. For (x) New Loans, Deposit Secured Loans, and Eligible Overdrafts put back to the Receiver pursuant to Section 3.4 or (y) Acquired Assets sold pursuant to Section 3.7 and repurchased by the Receiver pursuant to Section 3.6, the Repurchase Price will not take into account the pro rata Acquired Asset discount or premium, if any. The Repurchase Price for Eligible Overdrafts will include adjustments for credits or deposits received after the Bank Closing Date and prior to the date of put back.

“Settlement Date” means, collectively, each Interim Settlement Date and the Final Settlement Date.

“Settlement Interest Rate” means, for the first calendar quarter or portion of the quarter during which interest accrues, the Investment Rate on the twenty-six (26)-week United States Treasury Bills in effect as of the Bank Closing Date as published by the United States Treasury on the TreasuryDirect.gov website; provided, that if no Investment Rate is published the week of the Bank Closing Date, the Investment Rate for such Treasury Bills most recently published by the United States Treasury on TreasuryDirect.gov prior to the Bank Closing Date will be used. Thereafter, the rate will be adjusted quarterly to the Investment Rate on the twenty-six (26)-week United States Treasury Bills in effect as of the first day of each succeeding calendar quarter during which interest accrues, as published by the United States Treasury on the TreasuryDirect.gov website.

“Settlement Transaction” means (i) any adjustment to those amounts presented in the Pro Forma Statement pursuant to Section 8.1 or Section 8.2, (ii) a reimbursement owed to a party which payment was originally made at the request of the other party, and (iii) any transaction which is an obligation of the non-requesting party under the terms of Section 8.3.

“ Specialty Assets” means assets owned by the Failed Bank, reflected on the Failed Bank Records as of the Bank Closing Date, located on or at Bank Premises, and with a greater value than more traditional furniture and equipment and similar assets, including fine art and high end decorative art, classic and antique motor vehicles, rare books, rare coins, airplanes, boats, jewelry, collectible firearms, cultural artifacts, sculptures, and Proprietary Software. “Specialty Assets” does not include repossessed collateral.

“Subsequently Occupied Space” is defined in Section 4.6(f).

“Subsidiary” is defined in § 3(w)(4) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(w)(4), as amended.

“Transferred QFC” means a Qualified Financial Contract that is not an Excluded QFC, and all QFC Related Items relating to that Qualified Financial Contract.

ARTICLE II. ASSUMPTION OF LIABILITIES.

2.1. Liabilities Assumed by Assuming Institution. The Assuming Institution expressly assumes at Book Value (subject to adjustment pursuant to Article VIII) and will pay, perform, and discharge, all of the following liabilities of the Failed Bank as of the Bank Closing Date, except as otherwise provided in this Agreement (those liabilities, “Liabilities Assumed”):

(a) Assumed Deposits, except those Deposits specifically listed on Schedule 2.1(a); provided, that, as to any Deposits of public money that are Assumed Deposits, the Assuming Institution will properly secure those Deposits with (i) Acquired Assets that, before the Bank Closing Date, were pledged as security by the Failed Bank, or (ii) if those securing Acquired Assets are insufficient to properly secure those Deposits, with assets of the Assuming Institution;

(b) liabilities for indebtedness incurred by the Failed Bank, reflected on the Accounting Records of the Failed Bank on the Bank Closing Date, and secured by any perfected Lien on or affecting any Acquired Asset; provided, that the amount of any liability assumed pursuant to this Section 2.1(b) (i) is limited to the market value (as determined by the Receiver) of the Acquired Assets securing that liability, and (ii) is not subject to adjustment pursuant to Article VIII;

(c) all borrowings from, and obligations and indebtedness to Federal Reserve Banks and Federal Home Loan Banks, if any, whether currently owed, or conditional or not yet matured, including, if applicable, (i) advances, including principal, interest, and any prepayment fees, costs and expenses; (ii) letters of credit, including any reimbursement obligations; (iii) acquired member assets programs, including representations, warranties, credit enhancement obligations and servicing obligations; (iv) affordable housing programs, including retention agreements and other contracts and monitoring obligations; (v) swaps and other derivatives; and (vi) safekeeping and custody agreements, provided, that the assumption of any liability pursuant to this Section 2.1(c) is limited to the market value of the assets securing that liability as determined by the Receiver; and overdrafts, debit balances, service charges, reclamations, and adjustments to accounts with the Federal Reserve Banks as reflected on the books and records of any such Federal Reserve Bank within ninety (90) days after the Bank Closing Date, if any;

(d) ad valorem taxes (prorated through the Bank Closing Date), whether or not reflected on the Failed Bank Records, applicable to any Acquired Asset; provided, that the assumption of any ad valorem taxes pursuant to this Section 2.1(d) is limited to the market value of the Acquired Asset to which those taxes apply as determined by the Receiver;

(e) liabilities, if any, for federal funds purchased and overdrafts in accounts maintained with other depository institutions (including any accrued and unpaid interest thereon computed to and including the Bank Closing Date); provided, that the assumption of any liability pursuant to this Section 2.1(e) will be limited to the market value of the Acquired Assets securing that liability as determined by the Receiver;

(f) United States Treasury tax and loan note option accounts, if any;

(g) liabilities for any acceptance or commercial letter of credit, provided, that the assumption of any liability pursuant to this Section 2.1(g) will be limited to the market value of the Acquired Assets securing that liability as determined by the Receiver;

(h) liabilities for any “standby letters of credit” as defined in 12 C.F.R. § 337.2(a) issued by the Failed Bank in connection with an Acquired Asset, but excluding any other standby letters of credit;

(i) duties and obligations assumed pursuant to this Agreement including those relating to the Failed Bank Records, credit card business, debit card business, stored value and gift card business, overdraft protection plans, safe deposit business, safekeeping business and trust business, if any;

(j) liabilities, if any, for Commitments with respect to Loans that are purchased pursuant to this Agreement;

(k) liabilities, if any, for amounts owed to any Acquired Subsidiary;

(l) liabilities and obligations, if any, with respect to each Transferred QFC as the amount or nature of those liabilities and obligations may change after the Bank Closing Date (and whether or not any liability exists with respect to that Transferred QFC on the Bank Closing Date), it being understood that, notwithstanding any other provision of this Section 2.1, (i) liabilities and obligations with respect to Transferred QFCs will be assumed by the Assuming Institution solely pursuant to this Section 2.1(l), and (ii) the liabilities and obligations assumed by the Assuming Institution with respect to Transferred QFCs pursuant to this Section 2.1(l) will be the full amount of liabilities and obligations with respect to that Transferred QFCs and (for avoidance of doubt) will not be subject to any limitation on amount set forth in any other provision of this Section 2.1;

(m) Loan Servicing Agreements and any Related Liabilities to a Loan Servicing Agreement, including, without limitation, liabilities under any related (i) pooling and servicing agreement, (ii) reimbursement and repurchase agreement, (iii) seller or servicer obligations, (iv) seller or servicer origination and repurchase obligations, (v) seller or servicer reimbursement obligations, and (vi) any instrument, asset, or liability (contingent or otherwise) providing security or collateral for any of the foregoing; provided that, if the Assuming Institution is not an approved GSE servicer, or does not intend or is unable to become an approved GSE servicer, the Assuming Institution will cooperate with the Receiver and the GSE to effect the transfer of any those servicing obligations to a GSE-approved servicer; and

(n) any deferred revenue, income or fees recorded on the general ledger of the Failed Bank as of the Bank Closing Date attributable to any business assumed pursuant to Section 4.2, 4.3, 4.4, or 4.5 of this Agreement, excluding any deferred income or revenue relative to FASB 91 – Loan Fees and Costs associated with originating or acquiring Loans and initial direct costs of leases.

2.2. Liabilities Not Assumed by the Assuming Institution. Except for the Liabilities Assumed expressly set forth above, the Assuming Institution does not assume any claims, debts, obligations or liabilities (whether known or unknown, contingent or fixed, matured or outstanding), however they may be characterized, that the Failed Bank has, or may now or in the future have, including, (i) the claims, debts, obligations or liabilities of the Failed Bank relating to the contracts listed on Schedule 2.2 (the “Excluded Contracts”); (ii) any direct or indirect tax liabilities or obligations of the Failed Bank that are attributable to any taxable period (or portion thereof) ending on or before the Bank Closing Date; and (iii) any liabilities associated with the Failed Bank’s cryptocurrency and digital banking business.

Notwithstanding anything to the contrary set forth herein, except for the Liabilities Assumed, the Assuming Institution does not assume: (a) any claim against or liability of the Receiver that, under and in accordance with applicable law, was, is or will be subject to the receivership administrative claims processes administered by the Receiver pursuant to 12 U.S.C. §1821(d)(3) through (13), including claims and liabilities that are affirmative or defensive, now existing or arising in the future, contingent or fixed, monetary or non-monetary, equitable or legal, or declarative or injunctive; or (b) any claim against or liability based on any alleged act or omission of the Failed Bank which is not provable or allowable, or is otherwise barred against the Receiver under applicable law, including claims and liabilities that are barred under 12 U.S.C. §§1821(c), (d), (e) (including §1821(e)(3), (i), or (j); 12 U.S.C. §1822; 12 U.S.C. §1823; or 12 U.S.C. §1825); or (c) any claim against or liability of the Receiver that, under and in accordance with applicable law, was, is or will be subject to other similar federal and state laws (including statutory and common law) doctrines that protect financial institution receivers and their assignees (for example, the so-called “D’Oench Doctrine,” statutory bona fide purchaser status, involuntary assignee protection, etc.), regardless of whether any of the foregoing powers, immunities, defenses, privileges or other rights are (or are asserted, claimed or purported to be) available to an assignee of the Failed Bank (including a purchaser of assets from the Failed Bank).

2.3. Interest on Deposit Liabilities. The Assuming Institution, from and after the Bank Closing Date, will accrue and pay interest on Assumed Deposits pursuant to Section 2.1 at a rate(s) it determines; provided, that for non-transaction Deposit liabilities, the rate(s) will not be less than the lowest rate offered by the Assuming Institution to its depositors for non-transaction deposit accounts. The Assuming Institution will permit each depositor to withdraw, without penalty for early withdrawal, all or any portion of that depositor’s Deposit, whether or not the Assuming Institution elects to pay interest in accordance with any deposit agreement formerly existing between the Failed Bank and that depositor; and further provided, that if the Deposit has been pledged to secure an obligation of the depositor or other party, any withdrawal of that Deposit will be subject to the terms of the agreement governing the pledge. The Assuming Institution will give notice to those depositors as provided in Section 5.3 of the rate(s) of interest that it has determined to pay and of those withdrawal rights.

2.4. Unclaimed Deposits.

(a) Final Legal Notice. Fourteen (14) months following the Bank Closing Date, the Assuming Institution will provide the Receiver a listing of all deposit accounts, including the type of account, not claimed by the depositor. The Receiver will review the list and authorize the Assuming Institution to act on behalf of the Receiver to send a Final Legal Notice in a form substantially similar to Exhibit 2.4A (the “Final Legal Notice”) to each owner of the unclaimed deposits with a reminder of the need to claim or arrange to continue their account(s) with the Assuming Institution. The Assuming Institution will send the Final Legal Notice to the depositors within fifteen (15) days following notification of the Receiver’s authorization. The Assuming Institution will prepare an Affidavit of Mailing in a form substantially similar to Exhibit 2.4B and will forward the Affidavit of Mailing to the Receiver after mailing out the Final Legal Notice to the owners of unclaimed deposit accounts.

(b) Unclaimed Deposits. If, within eighteen (18) months after the Bank Closing Date, any depositor of the Failed Bank does not claim or arrange to continue that depositor’s Assumed Deposits at the Assuming Institution, the Assuming Institution will, within fifteen (15) Business Days after the end of that eighteen (18) month period, (i) refund to the Receiver the full amount of each such Deposit (without reduction for service charges), (ii) provide to the Receiver a schedule of all refunded Deposits in the form prescribed by the Receiver, and (iii) assign, transfer, convey, and deliver to the Receiver, all right, title, and interest of the Assuming Institution in and to the Failed Bank Records previously transferred to the Assuming Institution and other records generated or maintained by the Assuming Institution pertaining to those Deposits. During that eighteen (18) month period, at the request of the Receiver, the Assuming Institution will promptly provide to the Receiver schedules of unclaimed Deposits in the form prescribed by the Receiver.

2.5. Employee Plans. Except as provided in Section 4.12, the Assuming Institution will have no liabilities, obligations, or responsibilities under the Failed Bank’s health care, bonus, vacation, pension, profit sharing, deferred compensation, 401k, stock purchase plans, or similar plans, if any, unless the Receiver and the Assuming Institution agree otherwise subsequent to the date of this Agreement.

ARTICLE III. PURCHASE OF ASSETS AND QUALIFIED FINANCIAL CONTRACTS.

3.1. Assets and Qualified Financial Contracts Purchased by Assuming Institution. With the exception of assets and (to the extent not constituting assets) Qualified Financial Contracts and QFC Related Items that are expressly excluded in Sections 3.5 and 3.6, the Assuming Institution purchases from the Receiver, and the Receiver sells, assigns, transfers, conveys, and delivers to the Assuming Institution all right, title, and interest of the Receiver in and to all assets (real, personal, and mixed, wherever located and however acquired) and (to the extent not constituting assets) all Qualified Financial Contracts and all QFC Related Items relating to each Qualified Financial Contract (in each case, wherever located and however acquired), including all subsidiaries, joint ventures, partnerships, and any and all other business combinations or arrangements, whether active, inactive, dissolved, or terminated, of the Failed Bank whether or not reflected on the books of the Failed Bank as of the Bank Closing Date. The Assuming Institution purchases all Acquired Assets subject to all liabilities for indebtedness collateralized by Liens affecting those Acquired Assets to the extent provided in Section 2.1.

3.2. Asset Purchase Price.

(a) Determination of Asset Purchase Price. All Acquired Assets and assets of the Failed Bank subject to an option to purchase by the Assuming Institution will be purchased for the amount, or the amount resulting from the method specified for determining the amount, as specified on Schedule 3.2, except as otherwise may be provided in this Agreement. Any Acquired Asset for which no purchase price is specified on Schedule 3.2 or otherwise in this Agreement will be purchased at its Book Value. The purchase price for Acquired Subsidiaries will be adjusted pursuant to Section 4.6(i)(iv), if applicable.

(b) Purchase Price for Securities. The purchase price of any security (other than the capital stock of any Acquired Subsidiary, Federal Home Loan Bank stock, repossessed securities, and any Qualified Financial Contract that constitutes a security) purchased under Section 3.1 by the Assuming Institution consists of the market price (as defined below) of the security as of the Bank Closing Date, multiplied by the Failed Bank’s ownership interest in the security (see Calculation of Purchase Price below) and includes accrued interest, where applicable, as noted below.

(i) Definition of Market Price: The market price of any security is (i) the market price for that security quoted at the close of the trading day effective on the Bank Closing Date as published electronically by Bloomberg, L.P., or alternatively, at the discretion of the Receiver, by Intercontinental Exchange (ICE) Data Services’ Continuous Evaluated Pricing Services (CEP), or (ii) provided that if that market price is not available for that security, the Receiver will notify the Assuming Institution and the Assuming Institution will submit a purchase price bid for that security within three (3) days of notification (unless the Assuming Institution and the Receiver agree to a different time period) and the Receiver, in its sole and absolute discretion, will accept or reject that purchase price bid. In the absence of a market price or an acceptable purchase price bid from the Assuming Institution, or if a security is deemed essential to the Receiver as determined by the Receiver in its discretion under Section 3.6 of this Agreement, that security will not pass to the Assuming Institution and will be an excluded asset under this Agreement and listed on Schedule 3.5(l).

(ii) Calculation of Purchase Price: The bank’s ownership interest in a security will be quantified as either: (i) number of shares or other units, as applicable (in the case of equity securities) or (ii) par value or notational amount, as applicable (in the case of non-equity securities). As a result, the purchase price (except where determined pursuant to clause (ii) of the preceding paragraph) will be calculated as either, depending on whether or not the security is an equity security: (i) the purchase price for an equity security will be calculated by multiplying the number of shares or other units by the applicable market price per unit; and (ii) the purchase price for a non-equity security will be an amount equal to the applicable market price (expressed as a decimal), multiplied by the par value for that security (based on the payment factor most recently widely available). The purchase price also will include accrued interest as calculated in accordance with the following paragraph, except to the extent the parties may otherwise expressly agree pursuant to clause (ii) of the preceding paragraph. If the factor used to determine the par value of any security for purposes of calculating the purchase price, is not for the period in which the Bank Closing Date occurs, then the purchase price for that security will be subject to adjustment post-closing based on a “cancel and correct” procedure. Under this procedure, after that current factor becomes publicly available, the Receiver will recalculate the purchase price utilizing the current factor and related interest rate, and will notify the Assuming Institution of any difference and of the applicable amount due from one party to the other. The resulting amount will then be paid as part of the settlement process pursuant to Article VIII.

(iii) Calculation of Accrued Interest for Securities: Accrued interest will be calculated for a non-equity security by multiplying the interest rate (expressed as a decimal point) paid on the security as then most recently publicly available, by the most recent par value (or notational amount, as applicable) of that security, multiplied by the number of days from and including the first interest day of the accrual period in which the Bank Closing Date occurs, through the Bank Closing Date.

(c) Purchase Price for Qualified Financial Contracts. Qualified Financial Contracts that are Transferred QFCs will be valued and purchased at QFC Contract Value (positive or negative). The Receiver and the Assuming Institution will equally share any costs associated with the determination of QFC Contract Value.

3.3. Manner of Conveyance; Limited Warranty; Nonrecourse; Etc. THE CONVEYANCE OF ALL ACQUIRED ASSETS, INCLUDING REAL AND PERSONAL PROPERTY INTERESTS, PURCHASED BY THE ASSUMING INSTITUTION UNDER THIS AGREEMENT WILL BE MADE, AS NECESSARY, BY RECEIVER’S DEED OR RECEIVER’S BILL OF SALE, “AS IS”, “WHERE IS”, WITHOUT RECOURSE, AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY WARRANTIES WHATSOEVER WITH RESPECT TO THOSE ACQUIRED ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO TITLE, VALUE, COLLECTIBILITY, GENUINENESS, ENFORCEABILITY, DOCUMENTATION, CONDITION, OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), OR ANY OTHER MATTERS.

3.4. Puts of Assets to the Receiver.

(a) Puts After the Bank Closing Date.

(i) During the sixty (60)-day period following the Bank Closing Date (which sixty (60)-day period may be extended in writing in the sole and absolute discretion of the Receiver for any Loan), the Assuming Institution may require the Receiver to purchase (x) any Deposit Secured Loan transferred to the Assuming Institution pursuant to Section 3.1 that is not fully secured by Assumed Deposits or deposits at other insured depository institutions due to either insufficient Assumed Deposit or deposit collateral or deficient documentation regarding that collateral or (y) any New Loan; provided that, (I) the Assuming Institution may not require the purchase of a Deposit Secured Loan that is secured by an Assumed Deposit until any Deposit setoff determination, whether voluntary or involuntary, has been made and (II) the Assuming Institution may not require the purchase of any Loan (x) that is a Transferred QFC, or (y) in respect of which a Related Liability constituting a Transferred QFC exists.

(ii) During the forty (40)-day period following the Bank Closing Date, the Assuming Institution may require the Receiver to purchase, any Eligible Overdraft transferred to the Assuming Institution pursuant to Section 3.1 that existed on the thirtieth (30th) day following the Bank Closing Date.

(iii) Notwithstanding the foregoing, the Assuming Institution may not require the Receiver to purchase any Loan pursuant to Section 3.4(a) if (x) the Obligor with respect to that Loan is an Acquired Subsidiary or (y) the Assuming Institution has:

(A) made any advance in accordance with the terms of a Commitment or otherwise with respect to that Loan;

(B) taken any action that caused an increase in the amount of a Related Liability with respect to that Loan;

(C) created or permitted to be created any Lien on that Loan that secures indebtedness for money borrowed or that constitutes a conditional sales agreement, capital lease or other title retention agreement;

(D) entered into, agreed to make, grant or permit, or made, granted or permitted any modification or amendment to, any waiver or extension with respect to, or any renewal, refinancing or refunding of, that Loan or related Credit Documents or collateral, including any act or omission that diminished that collateral; or

(E) sold, assigned, or transferred all or a portion of that Loan to a third party (whether with or without recourse).

(b) Puts Prior to the Final Settlement Date. During the period from the Bank Closing Date to and including the Business Day immediately preceding the Final Settlement Date, the Assuming Institution may require the Receiver to purchase any Acquired Asset that the Assuming Institution can establish is evidenced by forged or stolen instruments as of the Bank Closing Date; provided that the Assuming Institution may not require the Receiver to purchase any Acquired Asset with respect to which the Assuming Institution has taken any action referred to in Section 3.4(a)(iii).

(c) Notices to the Receiver. If the Assuming Institution elects to require the Receiver to purchase one or more Acquired Assets pursuant to this Section 3.4, the Assuming Institution will deliver to the Receiver a notice (“Put Notice”) which must include:

(i) a list of all Acquired Assets that the Assuming Institution requires the Receiver to purchase;

(ii) a list of all Related Liabilities with respect to the Acquired Assets identified in the Put Notice; and

(iii) a statement of the estimated Repurchase Price of each Acquired Asset identified in the Put Notice as of the applicable Put Date (defined below).

The Put Notice must be in the form prescribed by the Receiver or other form to which the Receiver has consented. As provided in Section 9.6, the Assuming Institution will deliver to the Receiver all documents, Credit Files, and additional information relating to the subject matter of the Put Notice as the Receiver may request, and the Assuming Institution will provide the Receiver with full access to all other relevant books and records.

(d) Purchase by Receiver. The Receiver will purchase the Acquired Assets that are specified in the Put Notice and will assume Related Liabilities with respect to those Acquired Assets. The transfer of those Acquired Assets and Related Liabilities will be effective as of a date determined by the Receiver, which date will not be later than thirty (30) days after receipt by the Receiver of the Put Notice (the “Put Date”).

(e) Purchase Price and Payment Date. The Receiver will purchase each Acquired Asset pursuant to this Section 3.4 at a purchase price equal to the Repurchase Price of the Acquired Asset minus the Related Liability Amount applicable to the Acquired Asset, determined as of the applicable Put Date. If the difference between the Repurchase Price and the Related Liability Amount is positive, then the Receiver will pay to the Assuming Institution the amount of the difference; if the difference between those amounts is negative, then the Assuming Institution will pay to the Receiver the amount of the difference. The Assuming Institution or the Receiver, as the case may be, will pay the amount determined pursuant to this Section 3.4 no later than the twentieth (20th) Business Day following the applicable Put Date, plus interest on that amount at the Settlement Interest Rate for the period from and including that Put Date to and including the day preceding the date on which payment is made.

(f) Servicing. The Assuming Institution will administer and manage any Acquired Asset subject to purchase by the Receiver in accordance with usual and prudent banking standards and business practices until the Receiver purchases that Acquired Asset.

(g) Reversals. If the Receiver purchases an Acquired Asset that it is not required to purchase pursuant to this Section 3.4, the Assuming Institution will repurchase that Acquired Asset (and assume any Related Liability with respect to that Acquired Asset that was assumed by the Receiver) from the Receiver at a price computed so as to achieve the same economic result as would apply if the Receiver had never purchased that Acquired Asset pursuant to this Section 3.4.

(h) Transfer to Receiver without Recourse. The Assuming Institution will transfer any Acquired Asset pursuant to this Section 3.4 to the Receiver without recourse and will indemnify the Receiver against any and all claims of any Person claiming by, through or under the Assuming Institution with respect to that Acquired Asset, as provided in Section 12.4.

3.5. Assets Not Purchased by Assuming Institution. The Assuming Institution does not purchase, acquire or assume, or (except as otherwise expressly provided in this Agreement) obtain an option to purchase, acquire or assume under this Agreement:

(a) any financial institution bonds, banker’s blanket bonds, or public liability, fire, extended coverage insurance policy, bank owned life insurance or any other insurance policy of the Failed Bank, or premium refund, unearned premium derived from cancellation, or any proceeds payable with respect to any of the foregoing;

(b) any interest, right, action, claim, or judgment against (i) any officer, director, employee, accountant, attorney, or any other Person employed or retained by the Failed Bank or any Subsidiary of the Failed Bank on or prior to the Bank Closing Date arising out of any act or omission of that Person in that capacity, (ii) any underwriter of financial institution bonds, banker’s blanket bonds or any other insurance policy of the Failed Bank in that capacity, (iii) any shareholder or holding company of the Failed Bank in that capacity, or (iv) any other Person for any loss arising from a breach of any duty, tortious conduct of any kind whatsoever, violation of any law, or any other wrongdoing (exclusive of any loss resulting from that Person’s failure to pay on a Loan made by the Failed Bank); provided, that for the purposes of this Section 3.2(b), the acts, omissions, or other events giving rise to any claim must have occurred on or before the Bank Closing Date, regardless of when that claim is discovered and regardless of whether that claim is made with respect to a financial institution bond, banker’s blanket bond, or any other insurance policy of the Failed Bank in force as of the Bank Closing Date;

(c) prepaid regulatory assessments of the Failed Bank, if any;

(d) legal or equitable interests in tax receivables of the Failed Bank, if any, including any claims arising as a result of the Failed Bank having entered into any agreement or otherwise being joined with another Person with respect to the filing of tax returns or the payment of taxes;

(e) amounts reflected on the Failed Bank Records as of the Bank Closing Date as a general or specific loss reserve or contingency account, if any;

(f) leased or owned Bank Premises, Furniture and Equipment, and Specialty Assets that were not purchased according to the Bid, if any; however, nothing in this Section 3.2(f) precludes the Assuming Institution from exercising any option provided under Sections 4.6, 4.7, or 4.8 to purchase those assets;

(g) owned Bank Premises that the Receiver, in its discretion, determines may contain environmentally hazardous substances;

(h) any “goodwill” (as that term is defined in the instructions to the report of condition prepared by banks examined by the Corporation in accordance with 12 C.F.R. § 304.3) and other intangibles (other than intellectual property and Loan Servicing Rights);

(i) any criminal restitution or forfeiture orders issued in favor of the Failed Bank;

(j) any and all prepaid fees or any other income as shown on the Failed Bank Records, but not taken into income as of the Bank Closing Date, associated with a line of business of the Failed Bank that is not assumed pursuant to this Agreement;

(k) any asset essential to the Receiver in accordance with Section 3.6;

(l) any banker’s bank stock, the securities listed or described on Schedule 3.5(l), and the Excluded QFCs described in Schedule 3.5(l);

(m) Other Real Estate and Other Real Estate Subsidiaries listed on Schedule 3.5(m);

(n) prepaid accounts associated with any contract or agreement that the Assuming Institution neither does not directly assume pursuant to the terms of this Agreement, nor has an option to assume under Section 4.8;

(o) reserved;

(p) any asset that was fully charged-off by the Failed Bank prior to the Bid Valuation Date (including any subsequent judgments arising therefrom) that (i) had been secured by collateral that (A) was foreclosed upon by the Failed Bank and (B) is not an Acquired Asset, (ii) is secured by collateral that also secures an asset that is not an Acquired Asset, or (iii) has an Obligor that is also an Obligor for an asset that is not an Acquired Asset;

(q) any Loan that was secured by collateral that is an asset retained by the Receiver under this Agreement;

(r) all assets related to any plan of the Failed Bank described in Section 2.5 or any plan of the type described in Section 2.5 under which the Failed Bank has any liability, obligation or responsibility, unless the Assuming Institution assumes liability, obligations or responsibilities under that plan subsequent to the date of this Agreement;

(s) any asset listed or described on Schedule 3.5(s); and

(t) any asset not shown on the Failed Bank Records as of the Bank Closing Date and discovered after the Final Settlement Date;

provided, that the foregoing provisions of this Section 3.5 do not apply to any Qualified Financial Contract or QFC Related Item, other than an Excluded QFC or a QFC Related Item included as part of that Excluded QFC.

3.6. Retention or Repurchase of Assets Essential to Receiver.

(a) The Receiver may refuse to sell to the Assuming Institution, or the Assuming Institution, at the request of the Receiver set forth in a written notice to the Assuming Institution, will sell, assign, transfer, convey, and deliver to the Receiver, all of the Assuming Institution’s right, title, and interest in and to any Acquired Asset or asset essential to the Receiver as determined by the Receiver in its discretion (and all related Credit Documents), which may include any Acquired Asset or asset that the Receiver determines to be:

(i) made to or entered into with an officer, director, or other Person engaging in the affairs of the Failed Bank, its Subsidiaries, Affiliates, or any related entities of any of the foregoing;

(ii) the subject of any investigation relating to any claim with respect to any item described in Section 3.5(a) or (b), or the subject of, or potentially the subject of, any legal proceedings;

(iii) made to or entered into with a Person who is an Obligor on a loan owned by the Receiver or the Corporation in its corporate capacity or its capacity as receiver of any institution;

(iv) secured by collateral that also secures any asset or (to the extent not included as an asset) any Qualified Financial Contract or QFC Related Item owned by the Receiver; or

(v) related to any asset or (to the extent not included as an asset) any Qualified Financial Contract or QFC Related Item of the Failed Bank not purchased by the Assuming Institution under this Article III or any liability of the Failed Bank not assumed by the Assuming Institution under Article II.

(b) The Receiver will purchase each Acquired Asset or other asset at a purchase price equal to its Repurchase Price less the Related Liability Amount with respect to any Related Liabilities related to that Acquired Asset or asset, in each case determined as of the date of the notice provided by the Receiver pursuant to Section 3.6(a). The Receiver will pay the Assuming Institution no later than the twentieth (20th) Business Day following receipt of related Credit Documents and Credit Files plus interest on that amount at the Settlement Interest Rate for the period from and including the date of receipt of those documents to and including the day preceding the day on which payment is made. The Assuming Institution will administer and manage each Acquired Asset or other asset in accordance with usual and prudent banking standards and business practices until each Acquired Asset or other asset is purchased by the Receiver. All transfers with respect to Acquired Assets or other assets under this Section 3.6 will be made as provided in Section 9.6. The Assuming Institution will transfer all Acquired Assets or other assets and Related Liabilities to the Receiver without recourse and will indemnify the Receiver against any and all claims of any Person claiming by, through, or under the Assuming Institution with respect to any Acquired Asset or asset, as provided in Section 12.4.

3.7. Receiver’s Offer to Sell Withheld Loans. For the period of sixty (60) days commencing the day after the Bank Closing Date, the Receiver may, in its sole and absolute discretion, sell any Loan withheld from sale pursuant to Section 3.5 or Section 3.6 of this Agreement that the Assuming Institution desires to purchase. Any Loan sold pursuant to this Section 3.7 will, at the sole and absolute discretion of the Receiver, either (x) be treated as if initially sold pursuant to Section 3.1 of this Agreement, or (y) sold pursuant to the standard loan sale agreement used by the Receiver for the sale of loan pools.

(a) If treated as if initially sold pursuant to Section 3.1 of this Agreement, the purchase price for that Loan will be the Book Value as of the Bank Closing Date, adjusted (i) for any advances and interest on that Loan after the Bank Closing Date, (ii) by subtracting the total amount received by the Assuming Institution for that Loan after the Bank Closing Date, and (iii) by adding total disbursements of principal made by the Receiver and not otherwise included in the Book Value. The sale will be subject to all applicable terms of this Agreement, except that any Loan purchased pursuant to this Section 3.7 will not be included in the calculation of the pro rata Acquired Asset discount or pro rata Acquired Asset premium used for the repurchase of other Acquired Assets. Payment for any Loan will be handled through the settlement process pursuant to Article VIII.

(b) Any Loan sold pursuant to the standard loan sale agreement will be governed by and paid for in accordance with that instrument.

ARTICLE IV. ASSUMPTION OF CERTAIN DUTIES AND OBLIGATIONS.

4.1. Continuation of Banking Business.

(a) Full Service Banking. The Assuming Institution will (i) provide full service banking in the Failed Bank Assessment Area for at least ninety (90) days commencing on the first Business Day after the Bank Closing Date and (ii) satisfy applicable regulatory or statutory requirements before it ceases to provide full service banking in the Failed Bank Assessment Area. At the option of the Assuming Institution, it may provide that full service banking at one or more Bank Premises or Assuming Institution branches located within the Failed Bank Assessment Area. So long as the Assuming Institution (or its successors) continues to provide full service banking in the Failed Bank Assessment Area for the period required to comply with this Section 4.1(a), the Assuming Institution may close or sell any Bank Premises during this period with the prior written consent of the Receiver (which consent may be withheld in Receiver’s sole discretion) and after receipt of all necessary regulatory approvals and satisfaction of applicable regulatory or statutory requirements.

(b) Failure to Exercise Option to Purchase Bank Premises. For any owned Bank Premises currently used for banking purposes that the Assuming Institution does not exercise its option to purchase under Section 4.6(a), the Receiver will continue to rent that owned Bank Premises to the Assuming Institution for the amount provided in Section 4.6(e) in order to allow the Assuming Institution to comply with Section 4.1(a).

(c) Sale of Bank Premises. The Assuming Institution will pay to the Receiver, upon the sale of any Bank Premises within twelve months following the Bank Closing Date, fifty percent (50%) of the amount by which (a) the proceeds of that sale attributable to any franchise or deposit premium (without deducting any expenses related to that sale) exceed (b) the deposit premium paid by the Assuming Institution with respect to each Bank Premises sold.

4.2. Credit Card Business. The Assuming Institution will honor and perform, from and after the Bank Closing Date, all duties and obligations with respect to the Failed Bank’s credit card business (including issuer or merchant acquirer) debit card business, stored value and gift card business, and processing related to credit cards, if any, and assumes all extensions of credit or balances outstanding as of the Bank Closing Date with respect to these lines of business. The obligations undertaken pursuant to this Section 4.2 do not include loyalty, reward, affinity, or other similar programs related to the credit and debit card businesses.

4.3. Safe Deposit Business. The Assuming Institution will honor and discharge, from and after the Bank Closing Date, in the usual course of conducting a banking business, the duties and obligations of the Failed Bank under customer safe deposit box rental agreements. The Assuming Institution may relocate the safe deposit boxes of the Failed Bank to any office of the Assuming Institution located in the Failed Bank Assessment Area in which those safe deposit boxes were located. The Assuming Institution will (a) locate and maintain the safe deposit boxes in the Failed Bank Assessment Area for at least ninety (90) days commencing on the first Business Day after the Bank Closing Date and (b) satisfy applicable regulatory or statutory requirements before it ceases to maintain the safe deposit boxes in the Failed Bank Assessment Area.

4.4. Safekeeping Business. The Receiver transfers, conveys and delivers to the Assuming Institution and the Assuming Institution accepts all securities and other items, if any, held by the Failed Bank in safekeeping for its customers as of the Bank Closing Date. The Assuming Institution will honor and discharge, from and after the Bank Closing Date, the duties and obligations of the Failed Bank with respect to those securities and items held in safekeeping. The Assuming Institution will provide to the Receiver written verification of all assets held by the Failed Bank for safekeeping within sixty (60) days after the Bank Closing Date. The Assuming Institution will (a) hold for safekeeping and maintain in the Failed Bank Assessment Area for at least ninety (90) days commencing on the first Business Day after the Bank Closing Date the assets held and maintained by the Failed Bank for safekeeping and (b) satisfy applicable regulatory or statutory requirements before it ceases to hold for safekeeping and maintain those assets in the Failed Bank Assessment Area. At the option of the Assuming Institution, it may provide the safekeeping business at any or all of the Bank Premises or at other premises within the Failed Bank Assessment Area. The Assuming Institution will be entitled to all rights and benefits that accrue after the Bank Closing Date with respect to securities and other items held in safekeeping.

4.5. Trust Business.

(a) Assuming Institution as Successor. The Assuming Institution will, without further transfer, substitution, act, or deed, to the full extent permitted by law, succeed to the rights, obligations, properties, assets, investments, deposits, agreements, and trusts of the Failed Bank under trusts, executorships, administrations, guardianships, agencies, and other fiduciary or representative capacities, all to the same extent as though the Assuming Institution had assumed the same from the Failed Bank prior to the Bank Closing Date; provided, that the Assuming Institution does not assume any liability based on the misfeasance, malfeasance, or nonfeasance of the Failed Bank, its directors, officers, employees, or agents with respect to the trust business.

(b) Wills and Appointments. The Assuming Institution, to the full extent permitted by law, succeeds to, and is entitled to take and execute, the appointment to all executorships, trusteeships, guardianships, and other fiduciary or representative capacities to which the Failed Bank is or may be named in wills, whenever probated, or to which the Failed Bank is or may be named or appointed by any other instrument.

(c) Transfer of Trust Business. If additional proceedings of any kind are necessary to accomplish the transfer of the Failed Bank’s trust business, the Assuming Institution will, at its own expense, take whatever action is necessary to accomplish the transfer. The Receiver will use reasonable efforts to assist the Assuming Institution in accomplishing the transfer.

(d) Verification of Assets. The Assuming Institution will provide to the Receiver written verification of the assets held in connection with the Failed Bank’s trust business within sixty (60) days after the Bank Closing Date.

4.6. Bank Premises.

(a) Option to Purchase.

(i) Subject to Section 3.5, the Receiver grants to the Assuming Institution an exclusive option for the period of ninety (90) days commencing the day after the Bank Closing Date to purchase any or all owned Bank Premises. The Assuming Institution will give written notice to the Receiver within the option period of its election to purchase or not to purchase any of the owned Bank Premises. Any purchase of owned Bank Premises will be consummated as soon as practicable thereafter (and no later than the Final Settlement Date).

(ii) The Receiver may, in its sole and absolute discretion, manage and maintain each owned Bank Premises with one or more tenants (other than the Assuming Institution) during the period from the Bank Closing Date until the date the Receiver receives the purchase price for that Bank Premises from the Assuming Institution.

(b) Option to Lease. The Receiver grants to the Assuming Institution an exclusive option for the period of sixty (60) days commencing the day after the Bank Closing Date to cause the Receiver to assign to the Assuming Institution any or all leases for leased Bank Premises, if any, to the extent those leases can be assigned; provided that the exercise of this option with respect to any lease must be as to all premises or other property subject to that lease. To the extent the lease payments provided for in any assigned lease are minimal in relation to the current market rate as determined by the Receiver, the Assuming Institution will pay the Receiver the

Market Value of the Receiver’s interest in that assigned lease. The Assuming Institution will give written notice to the Receiver within the option period of its election to accept or not to accept an assignment of any or all leases (or enter into new leases in lieu thereof). The Assuming Institution will assume all leases assigned (or enter into new leases in lieu thereof) pursuant to this Section 4.6.

(c) Facilitation. The Receiver will facilitate the assumption, assignment, or sublease of leases, or the negotiation of new leases by the Assuming Institution; provided that neither the Receiver nor the Corporation is required to engage in litigation, make payments to the Assuming Institution or to any third party in connection with facilitating any assumption, assignment, sublease, or negotiation, or commit to any other obligations to third parties.

(d) Notice of Surrender of Bank Premises. The Assuming Institution will give the Receiver at least fifteen (15) days’ prior written notice of its intent to surrender to the Receiver any Bank Premises with respect to which the Assuming Institution has not exercised the options provided in Sections 4.6(a) and 4.6(b). The notice must designate the intended Bank Premises Surrender Date and will terminate the Assuming Institution’s option with respect to that Bank Premises.

(e) Occupancy Costs.

(i) The Assuming Institution will pay the following amounts to the Receiver (or to appropriate third parties at the direction of the Receiver): (A) for owned Bank Premises, the rental rate, as determined by the Receiver, and all Bank Premises Operating Costs (each for the space not occupied by other tenants) for the period from the Bank Closing Date until (1) the date the Receiver receives written notice from the Assuming Institution of its election to purchase that Bank Premises under Section 4.6(a), or (2) the Bank Premises Surrender Date for owned Bank Premises the Assuming Institution elects not to purchase; and (B) for leased Bank Premises, rent, as provided in the applicable lease, and all Bank Premises Operating Costs for the period from the Bank Closing Date until (1) the date the Receiver receives written notice from the Assuming Institution of its election to accept an assignment of the lease for that Bank Premises under Section 4.6(b), or (2) the Bank Premises Surrender Date for leased Bank Premises for which the Assuming Institution does not elect to assume the lease. The Assuming Institution will comply with the terms of applicable leases on leased Bank Premises, including the timely payment of all rent.

(ii) The Assuming Institution will pay the following amounts to the Receiver (or to appropriate third parties at the direction of the Receiver): rent for the period from the Bank Closing Date until the Bank Premises Surrender Date for all owned or leased Furniture and Equipment and all Specialty Assets located in space not occupied by other tenants and on or at either (A) owned Bank Premises the Assuming Institution elects not to purchase or (B) leased Bank Premises for which the Assuming Institution does not elect to assume the lease. No later than sixty (60) days after the Bank Closing Date, the Receiver will determine the rent for that property owned by the Failed Bank. Rent for that property leased by the Failed Bank will be an amount equal to all rent and other amounts that the Receiver incurs or accrues as an obligation or is obligated to pay for that period pursuant to all leases and contracts with respect to that property.

(iii) Subject to Section 4.1, if the Assuming Institution gives notice of its election not to accept an assignment of a lease for one or more of the leased Bank Premises, or not to purchase one or more of the owned Bank Premises, within two Business Days of the Bank Closing Date, and the Receiver is satisfied that all of the conditions for surrender of that Bank Premises set forth in this Agreement have been met within fifteen (15) days of the Bank Closing Date, the Assuming Institution will not be liable for any of the costs imposed by Sections 4.6(e)(i) or 4.6(e)(ii). If the Assuming Institution elects not to accept an assignment of any lease or purchase one or more of the owned Bank Premises under this Section 4.6(e)(iii), the provisions of Section 4.8(a) will not apply to service agreements related to those Bank Premises.

(f) Certain Requirements as to Furniture and Equipment, and Certain Specialty Assets. If the Assuming Institution (i) purchases owned Bank Premises (including any Bank Premises purchased at the fixed price shown on the Bid) as provided in Section 4.6(a) or (ii) accepts an assignment of the lease (or enters into a sublease or a new lease in lieu thereof) for leased Bank Premises as provided in Section 4.6(b), or (iii) does not exercise either option, but within twelve (12) months following the Bank Closing Date obtains the right to occupy all or any portion of any Bank Premises, whether by assignment, lease, sublease, purchase, or otherwise, other than in accordance with Section 4.6(a) or Section 4.6(b) (each of the preceding, a “Subsequently Occupied Space”), the Assuming Institution will (A) effective as of the Bank Closing Date, purchase from the Receiver, at the item’s purchase price specified on Schedule 3.2, all Specialty Assets with an appraised value (as determined in accordance with Section 4.6(j)) of less than $10,000, and all Furniture and Equipment owned by the Failed Bank and located on or at the Subsequently Occupied Space as of the Bank Closing Date, (B) accept an assignment or a sublease of the leases or negotiate new leases for all Furniture and Equipment leased by the Failed Bank and located on or at the Subsequently Occupied Space, and (C) if applicable, accept an assignment or a sublease of any ground lease or negotiate a new ground lease with respect to any land on which the Subsequently Occupied Space is located; provided that the Receiver has not previously disposed of that Furniture and Equipment or Specialty Assets or repudiated the leases referred to in clause (B) or clause (C).

(g) Surrendering Bank Premises.

(i) If the Assuming Institution elects not to purchase any owned Bank Premises, the notice of that election in accordance with Section 4.6(a) must specify the Bank Premises Surrender Date. The Assuming Institution will be responsible for promptly relinquishing and releasing to the Receiver that Bank Premises, the Furniture and Equipment, and the Specialty Assets located there on the Bank Closing Date, in the same condition as on the Bank Closing Date, normal wear and tear excepted. Any of the aforementioned that is missing will be charged to the Assuming Institution at the item’s purchase price specified on Schedule 3.2. By remaining in any Bank Premises more than 150 days after the Bank Closing Date, the Assuming Institution will be required to, at the Receiver’s option, (x) purchase that Bank Premises and assume all leases, obligations, and liabilities with respect to leased Furniture and Equipment located thereon and any ground lease with respect to the land on which that Bank Premises is located, and (y) purchase all Furniture and Equipment owned by the Failed Bank and located on or at the Bank Premises as of the Bank Closing Date at the purchase price specified on Schedule 3.2.

(ii) If the Assuming Institution elects not to accept an assignment of the lease or sublease of any leased Bank Premises, the notice of that election in accordance with Section 4.6(b) must specify the Bank Premises Surrender Date. The Assuming Institution will promptly relinquish and release to the Receiver that Bank Premises, the Furniture and Equipment, and the Specialty Assets located there on the Bank Closing Date, in the same condition as on the Bank Closing Date, normal wear and tear excepted. Any of the aforementioned that is missing will be charged to the Assuming Institution at the item’s purchase price specified on Schedule 3.2. By failing to provide notice of its intention to surrender that Bank Premises prior to the expiration of the option period specified in Section 4.6(b), or by remaining in any Bank Premises more than 150 days after the Bank Closing Date, the Assuming Institution will be required to, at the Receiver’s option, (x) assume all leases, obligations, and liabilities with respect to that Bank Premises (including any ground lease with respect to the land on which that Bank Premises is located), leased Furniture and Equipment located thereon, in accordance with this Section 4.6 (unless the Receiver previously repudiated that lease), and (y) purchase all Furniture and Equipment owned by the Failed Bank and located on or at the Bank Premises as of the Bank Closing Date at the purchase price specified on Schedule 3.2.

(h) Furniture and Equipment. The Receiver grants to the Assuming Institution an option to purchase all Furniture and Equipment owned by the Failed Bank and located at any leased or owned Bank Premises at the item’s purchase price specified on Schedule 3.2 (i) that the Assuming Institution does not elect to purchase pursuant to Section 4.6(a), or (ii) for which Assuming Institution does not elect to take assignment of its lease pursuant to Section 4.6(b); provided that, the Assuming Institution will give the Receiver notice of its election to purchase that Furniture and Equipment at the time it gives notice of its intention to surrender that Bank Premises.

(i) Option to Put Bank Premises and Furniture and Equipment.

(i) For a period of ninety (90) days following the Bank Closing Date, the Assuming Institution is entitled to require the Receiver to purchase any Bank Premises that is owned, directly or indirectly, by an Acquired Subsidiary, and the Receiver will pay the Market Value of the Bank Premises as its purchase price.

(ii) If the Assuming Institution elects to require the Receiver to purchase any Bank Premises that is owned, directly or indirectly, by an Acquired Subsidiary, the Assuming Institution will also have the option, exercisable within the same ninety (90) day time period, to require the Receiver to purchase any Furniture and Equipment, and any Specialty Assets that are owned, directly or indirectly, by an Acquired Subsidiary and are located on or at that Bank Premises and were used by the Failed Bank for banking purposes. The purchase price paid by the Receiver will be the purchase price specified on Schedule 3.2.

(iii) If the Assuming Institution elects to exercise its options under this Section 4.6(i), the Assuming Institution will pay the Receiver those occupancy costs described in Section 4.6(e) and will surrender the Bank Premises in accordance with Section 4.6(g)(i).

(iv) Regardless of whether the Assuming Institution exercises any of its options under this Section 4.6(i), the purchase price for the Acquired Subsidiary will be adjusted by the difference between (A) the Market Value of the Bank Premises (other than automated teller machines) and (B) their respective Book Value as reflected on the books and records of the Acquired Subsidiary. That adjustment will be made in accordance with Article VIII of this Agreement.

(j) Option to Purchase Specialty Assets. Except as otherwise provided in Section 4.6(f), the Receiver grants to the Assuming Institution an exclusive option for a period of thirty (30) days commencing the day after the Receiver provides the Assuming Institution the appropriate appraisal to purchase at Fair Market Value all, some, or none of the Specialty Assets.

(k) Data Removal. The Assuming Institution will, prior to returning any automated teller machine to Receiver and unless otherwise requested by the Receiver, (i) remove all data from that automated teller machine and (ii) provide a written statement to the Receiver that all data have been removed in a manner that renders it unrecoverable.

4.7. Agreement with Respect to Leased Data Management Equipment.

(a) Option. The Receiver grants to the Assuming Institution an exclusive option for the period of ninety (90) days commencing the day after Bank Closing Date to accept an assignment from the Receiver of all Leased Data Management Equipment.

(b) Notices Regarding Leased Data Management Equipment. The Assuming Institution will (i) give written notice to the Receiver within the option period specified in Section 4.7(a) of its election to accept or decline an assignment or sublease of all Leased Data Management Equipment and promptly accept an assignment or sublease of that Leased Data Management Equipment, and (ii) give written notice to the appropriate lessor(s) that it has accepted an assignment or sublease of the Leased Data Management Equipment that is subject to a lease.

(c) Facilitation by Receiver. The Receiver will facilitate the assignment or sublease of Leased Data Management Equipment, or the negotiation of new leases or license agreements by the Assuming Institution; provided, that neither the Receiver nor the Corporation is required to engage in litigation, make payments to the Assuming Institution or to any third party in connection with facilitating any assumption, assignment, sublease, or negotiation, or commit to any other obligations to third parties.

(d) Operating Costs. The Assuming Institution will pay the Receiver or appropriate third parties at the direction of the Receiver all operating costs with respect to Leased Data Management Equipment and comply with all relevant terms of any existing Leased Data Management Equipment leases entered into by the Failed Bank, including the timely payment of all rent, taxes, fees, charges, maintenance, utilities, insurance, and assessments, beginning on the Bank Closing Date and ending on the date that is thirty (30) days after the Assuming Institution has given notice to the Receiver of its election not to assume that lease.

(e) Assuming Institution’s Obligation. The Assuming Institution will, no later than fifty (50) days after giving the notice provided in Section 4.7(b), (i) relinquish and release to the Receiver or, at the direction of the Receiver, to a third party, all Leased Data Management Equipment, in the same condition as at Bank Closing Date, normal wear and tear excepted, or (ii) accept an assignment or a sublease of any existing Leased Data Management lease or negotiate a new lease or license agreement under this Section 4.7 with respect to Leased Data Management Equipment.

(f) Data Removal. The Assuming Institution will, prior to returning any Leased Data Management Equipment, and unless otherwise requested by the Receiver, (i) remove all data from the Leased Data Management Equipment and (ii) provide a written statement to the Receiver that all data have been removed in a manner that renders it unrecoverable.

4.8. Certain Existing Agreements.

(a) Assumption of Agreements. Except as provided in Section 4.8(b) or Section 4.8(c), with respect to agreements existing as of the Bank Closing Date that provide for the rendering of services by or to the Failed Bank, within ninety (90) days after the Bank Closing Date, the Assuming Institution will give the Receiver (i) written notice specifying each agreement it elects not to assume and (ii) a copy of each agreement (including all amendments and other modifications, exhibits, schedules, and other attachments) it elects not to assume. The Assuming Institution will assume all agreements for which it does not give timely notification of its election not to assume. Except as otherwise provided in Section 4.6(e), the Assuming Institution will comply with the terms of each agreement for a period commencing on the day after the Bank Closing Date and ending on: (i) if an agreement provides for the rendering of services by the Failed Bank, the date that is ninety (90) days after the Bank Closing Date, and (ii) if an agreement provides for the rendering of services to the Failed Bank, the date that is thirty (30) days after the Assuming Institution has given notice to the Receiver of its election not to assume that agreement. The Receiver will assign, transfer, convey, and deliver to the Assuming Institution all right, title, and interest of the Receiver, if any, in and to agreements the Assuming Institution assumes under this Section 4.8(a). The Assuming Institution will, during the period it has the use or benefit of an agreement, promptly pay to the Receiver or to appropriate third parties at the direction of the Receiver all related operating costs and comply with all relevant terms of that agreement.

(b) Excluded Agreements. The provisions of Section 4.8(a) regarding the Assuming Institution’s election not to assume certain agreements do not apply to:

(i) any agreement related to Bank Premises described in Section 4.6(e)(iii);

(ii) any agreement between the Failed Bank and MERSCORP, Inc., or its wholly owned subsidiary, Mortgage Electronic Registration Systems, Inc.;

(iii) any insurance policy or bond referred to in Section 3.5(a);

(iv) any other agreement specified in Section 3.5; or

(v) any consulting, management, or employment agreement between the Failed Bank and its employees or other Persons.

The Assuming Institution does not assume any liabilities or acquire any rights under any of the agreements described in this Section 4.8(b).

(c) Assumed Agreements. The provisions of Section 4.8(a) regarding the Assuming Institution’s election not to assume certain agreements do not apply to:

(i) any agreement that is subject to Sections 4.1 through 4.7;

(ii) any Loan Servicing Agreement and any other agreement for which the Assuming Institution assumes any liability, duty, or obligation under Section 2.1(m);

(iii) any lease under which the Failed Bank is the lessor of Bank Premises that is an Acquired Asset or any Other Real Estate that is an Acquired Asset;

(iv) any confidentiality, nondisclosure, non-compete, non-solicitation agreements or other similar agreements; or

(v) any Transferred QFC.

The Assuming Institution fully assumes the liabilities and acquires all rights under all of the agreements described in this Section 4.8(c) without any option not to assume.

4.9. Informational Tax Reporting. The Assuming Institution will perform all obligations of the Failed Bank (and, for the term of the Interim Servicing Arrangement attached as Exhibit 4.13, all obligations of the Receiver) with respect to federal and state income tax informational reporting related to (i) the Acquired Assets and the Liabilities Assumed, (ii) deposit accounts that were closed and loans that were paid off or related collateral obtained prior to the Bank Closing Date, (iii) miscellaneous payments made to vendors of the Failed Bank, and (iv) any other asset or liability of the Failed Bank, including loans not purchased by the Assuming Institution and Deposits not assumed by the Assuming Institution, as may be required by the Receiver.

4.10. Insurance.

(a) Assuming Institution to Insure. The Assuming Institution will obtain and maintain insurance coverage acceptable to the Receiver (including public liability, fire, and extended coverage insurance) naming the Assuming Institution as the insured and the Receiver as additional insured, effective from and after the Bank Closing Date, with respect to all (i) Bank Premises, and (ii) Furniture and Equipment, Specialty Assets, and Leased Data Management Equipment located on or at those Bank Premises. The Assuming Institution’s obligation to insure and to maintain the Receiver as an additional insured on Bank Premises insurance coverage will cease upon either: (x) Bank Premises Surrender Date or (y) the date the Assuming Institution receives a deed from the Receiver for owned Bank Premises or assumes the lease for leased Bank Premises.

(b) Rights of Receiver. If the Assuming Institution at any time from or after the Bank Closing Date fails to (i) obtain or maintain any of the insurance policies required by Section 4.10(a), (ii) pay any premium in whole or in part related to those insurance policies, or (iii) provide evidence of those insurance policies acceptable to the Receiver, then the Receiver may in its sole and absolute discretion, without notice, and without waiving or releasing any obligation or liability of the Assuming Institution, obtain and maintain insurance policies, pay insurance premiums, and take any other actions with respect to the insurance coverage as the Receiver deem advisable. The Assuming Institution will reimburse the Receiver for all sums disbursed in connection with this Section 4.10(b).

4.11. Office Space for Receiver and Corporation; Certain Payments.

(a) FDIC Office Space. For the period commencing on the day following the Bank Closing Date and ending on the one hundred fiftieth (150th) day following the Bank Closing Date, the Assuming Institution will provide to the Receiver and the Corporation, without charge, FDIC Office Space.

(b) Receiver’s Right to Extend. Upon written notice by the Receiver or the Corporation, for the period commencing on the one hundred fifty-first (151st) day following the Bank Closing Date and ending no later than the three hundred and sixty-fifth (365th) day following the Bank Closing Date, the Assuming Institution will continue to provide to the Receiver and the Corporation FDIC Office Space. During the period from the 151st day following the Bank Closing Date until the day the Receiver and the Corporation vacate FDIC Office Space, the Receiver and the Corporation will pay to the Assuming Institution their respective pro rata share (based on square footage occupied) of (A) the market rental rate as determined by the Receiver for the FDIC Office Space if located at owned Bank Premises, or (B) the actual rent paid for the FDIC Office Space if located at leased Bank Premises or other location.

(c) Receiver’s Relocation Right. If the Receiver or the Corporation determines that the space provided by the Assuming Institution is inadequate or unsuitable, the Receiver and the Corporation may relocate to other quarters having adequate and suitable FDIC Office Space, and the Assuming Institution will pay all costs of relocation. Any rental and utility costs will be paid in accordance with Sections 4.11(a) or 4.11(b), as applicable.

(d) Expenditures. The Assuming Institution will pay those bills and invoices on behalf of the Receiver and the Corporation as the Receiver or the Corporation directs for the period beginning on the date of the Bank Closing Date and ending on the Final Settlement Date. The Assuming Institution will submit its requests for reimbursement of those expenditures pursuant to Article VIII of this Agreement.

4.12. Continuation of Group Health Plan Coverage for Former Employees of the Failed Bank; Onboarding of Former Employees.

(a) Continuation Coverage. The Assuming Institution will assist the Receiver in offering individuals who were employees or former employees of the Failed Bank, or any of its Subsidiaries, and who, immediately prior to the Bank Closing Date, were receiving, or were eligible to receive, health insurance coverage or health insurance continuation coverage from the Failed Bank (“Eligible Individuals”), the opportunity to obtain health insurance coverage in the Corporation’s Federal Insurance Administration Continuation Coverage Plan that provides for health insurance continuation coverage to those Eligible Individuals and other persons who are qualified beneficiaries of the Failed Bank (“Qualified Beneficiaries”) as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) § 607, 29 U.S.C. § 1167. The Assuming Institution will consult with the Receiver and no later than five (5) Business Days after the Bank Closing Date will provide written notice to the Receiver of the number (if available), identity (if available), and addresses (if available) of the Eligible Individuals who are Qualified Beneficiaries of the Failed Bank and for whom a “qualifying event” (as defined in ERISA § 603,

29 U.S.C. §1163) has occurred and with respect to whom the Failed Bank’s obligations under Part 6 of Subtitle B of Title I of ERISA, 29 U.S.C. §§ 1161-1169 have not been satisfied in full, and any other information as the Receiver may reasonably require. The Receiver will cooperate with the Assuming Institution in order to permit the Assuming Institution to prepare the notice and will provide to the Assuming Institution the data in its possession as may be reasonably required for purposes of preparing the notice.

(b) Qualified Beneficiaries; Expenses. The Assuming Institution will take any further action to assist the Receiver in offering the Eligible Individuals who are Qualified Beneficiaries of the Failed Bank the opportunity to obtain health insurance coverage in the Corporation’s Federal Insurance Administration Continuation Coverage Plan as the Receiver directs. The Assuming Institution will pay all expenses incurred (i) in connection with the obligations of the Assuming Institution under this Section 4.12 and (ii) in providing health insurance continuation coverage to any Eligible Individuals hired by the Assuming Institution and those employees’ Qualified Beneficiaries.

(c) Failed Bank Employees. Unless otherwise agreed by the Receiver and the Assuming Institution, the Assuming Institution is responsible for all salaries and payroll costs, including benefits, for all Failed Bank employees from the Bank Closing Date until the Assuming Institution notifies the Receiver in writing that it has made a final determination that the Assuming Institution will not retain such employees. Except for the specific employees that the Assuming Institution has notified the Receiver in writing that it does not intend to hire, the Assuming Institution must hire Failed Bank employees directly or through a third party employment provider, with the effective date of such employment as of the Bank Closing Date. The Assuming Institution must make reasonable efforts to complete any employee onboarding process directly or with the third party employment provider as promptly as possible, but no later than 60 days from the Bank Closing Date. The Assuming Institution will offer to the Failed Bank employees it retains employment benefits comparable to those that the Assuming Institution offers its current employees. If the Receiver uses the services of any Failed Bank employee, the Receiver will reimburse the Assuming Institution for that cost through the settlement process described in Article VIII. At no time will Failed Bank employees be considered, or referenced to as, employees of the Receiver or the Corporation.

(d) No Third Party Beneficiaries. This Section 4.12 is for the sole and exclusive benefit of the parties to this Agreement and for the benefit of no other Person (including any former employee of the Failed Bank or any Failed Bank Subsidiary, any Eligible Individual, or any Qualified Beneficiary of that former employee). Nothing in this Section 4.12 gives, or will be construed to give, any Person (including any former employee of the Failed Bank or any Failed Bank Subsidiary, any Eligible Individual, or any Qualified Beneficiary of that former employee) other than the Corporation, the Receiver, and the Assuming Institution, any legal or equitable right, remedy, or claim under or with respect to the provisions of this Section 4.12.

4.13. Interim Servicing. At any time after the Bank Closing Date, the Receiver may establish on its books one or more asset pools and may transfer into those asset pools (by means of accounting entries on the books of the Receiver) all or any assets and liabilities of the Failed Bank that are not acquired by the Assuming Institution, including wholly unfunded Commitments, and assets and liabilities that may be acquired, funded, or originated by the Receiver subsequent to the Bank Closing Date. The Receiver may remove assets (and liabilities) from or add assets (and liabilities) to those pools at any time in its discretion. At the option of the Receiver, the Assuming Institution will service, administer, and collect those pool assets in accordance with, and for the term set forth in, Exhibit 4.13.

ARTICLE V. DUTIES WITH RESPECT TO DEPOSITORS OF THE FAILED BANK.

5.1. Payment of Checks, Drafts, Orders and Deposits. Subject to Section 9.5, the Assuming Institution will pay all properly drawn checks, drafts, withdrawal orders, and Assumed Deposits of depositors of the Failed Bank presented for payment, whether drawn on the check or draft forms provided by the Failed Bank or by the Assuming Institution, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Assuming Institution under this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of the Failed Bank with respect to the Deposit balances due and owing to the depositors of the Failed Bank assumed by the Assuming Institution under this Agreement.

5.2. Certain Agreements Related to Deposits. Except as may be modified pursuant to Section 2.3, the Assuming Institution will honor the terms and conditions of any written escrow or Loan Servicing Agreement or other similar agreement relating to a Deposit liability assumed by the Assuming Institution pursuant to this Agreement.

5.3. Notice to Depositors.

(a) Assumption of Deposits. Within seven (7) days after the Bank Closing Date, the Assuming Institution will give notice by mail to each depositor of the Failed Bank of (i) the assumption of the Deposit liabilities of the Failed Bank, and (ii) the procedures to claim Deposits (the Receiver will provide item (ii) to Assuming Institution). The Assuming Institution will also publish notice of its assumption of the Deposit liabilities of the Failed Bank in a newspaper of general circulation in the county or counties in which the Failed Bank was located.

(b) Notice to Depositors. Within seven (7) days after the Bank Closing Date, the Assuming Institution will give notices by mail to each depositor of the Failed Bank, as required under Section 2.3.

(c) Fee Schedule. If the Assuming Institution proposes to charge fees different from those fees formerly charged by the Failed Bank, the Assuming Institution will include its fee schedule in its mailed notice.

(d) Approval of Notices and Publications. The Assuming Institution will obtain approval of all notices and publications required by this Section 5.3 from counsel for the Receiver prior to mailing or publication.

(e) Validation. To validate the notice requirements outlined in Section 5.3, the Assuming Institution will provide the Receiver (i) an Affidavit of Publication attesting that it complied with the publication requirements outlined in Section 5.3, and (ii) an Affidavit of Mailing (in a form similar to Exhibit 2.4B) attesting that it mailed the notice to depositors as required by Section 5.3.

ARTICLE VI. FAILED BANK RECORDS.

6.1. Ownership of Failed Bank Records. In accordance with Sections 2.1 and 3.1, the Receiver conveys to the Assuming Institution, wherever located, any and all Failed Bank Records, other than the following:

(a) Failed Bank Records pertaining to (i) former employees of the Failed Bank who were no longer employed by the Failed Bank as of the Bank Closing Date, and (ii) employees of the Failed Bank who were employed by the Failed Bank as of the Bank Closing Date and for whom the Receiver is unable to obtain a waiver to release those Failed Bank Records to the Assuming Institution;

(b) Failed Bank Records pertaining to any asset or liability of the Failed Bank retained, acquired, or assumed by the Receiver pursuant to this Agreement; and

(c) any other Failed Bank Records as determined by the Receiver.

6.2. Reserved.

6.3. Custody of Failed Bank Records.

(a) Assuming Institution Failed Bank Records Retention. The Assuming Institution will preserve and maintain, at its sole expense, for the joint benefit of the Receiver, the Corporation and the Assuming Institution, all Failed Bank Records, regardless of whether the ownership of the Failed Bank Records was conveyed to the Assuming Institution under Section 6.1 or retained by the Receiver under Sections 6.1(a) through (c), except those Failed Bank Records that the Receiver, in its sole and absolute discretion, takes possession of or removes from Bank Premises. With respect to its obligations under this Section 6.3 regarding Electronically Stored Information, the Assuming Institution will complete the Data Retention Catalog attached to this Agreement as Schedule 6.3 and submit it to the Receiver within sixty (60) days after the Bank Closing Date. With respect to Electronically Stored Information, the Assuming Institution will maintain those Failed Bank Records in an easily accessible and useable format. If those Failed Bank Records are maintained by a third party vendor, the Assuming Institution is responsible for ensuring that the third party complies with this Article VI.

(b) Responsibility to Respond to Subpoenas, Discovery Requests, and Similar Inquiries. Unless otherwise directed by the Receiver, the Assuming Institution has the full and complete responsibility to respond to subpoenas, discovery requests, and other similar official inquiries, customer requests for lien releases, and requests for employment verifications, which are served on or delivered to either the Assuming Institution or the Receiver, or which had been served on the Failed Bank (collectively, “Information Requests”) with respect to the Failed Bank Records of which the Assuming Institution has custody, regardless of whether the Failed Bank Records were conveyed to the Assuming Institution under Section 6.1 or retained by the Receiver under Sections 6.1(a) through (c), except those Failed Bank Records that the Receiver, in its sole and absolute discretion, takes possession of or removes from Bank Premises. Full and complete responsibility for Information Requests as provided in this Section 6.3(b) includes preparing and asserting appropriate responses to Information Requests, searching for, gathering, reviewing, and producing any responsive records, and bearing all costs of responding to such Information Requests. If the Assuming Institution receives a subpoena addressed to the Assuming Institution seeking any Failed Bank Records of which it has custody, the Assuming Institution will promptly provide the Receiver with a copy of that subpoena by delivering it as provided in Section 13.6(b). The Assuming Institution’s responses to Information Requests are subject to the Receiver’s or Corporation’s approval if the Receiver or Corporation provides reasonable advance notice to the Assuming Institution that such approval is required before the Assuming Institution produces its responses.

(c) Destruction of Certain Failed Bank Records. With regard to all Failed Bank Records of which the Assuming Institution has custody that are at least ten (10) years old as of the date of the appointment of the Receiver, the Assuming Institution will request written permission to destroy those Failed Bank Records by submitting a written request to destroy, specifying precisely which Failed Bank Records are included in the request, as indicated in Section 13.6(b) for those requests.

(d) Destruction of Failed Bank Records after Six Years. With regard to all Failed Bank Records of which the Assuming Institution has custody that have been maintained in its custody after six (6) years from the date of the appointment of the Receiver, the Assuming Institution will request written permission to destroy those Failed Bank Records by submitting a written request to destroy, specifying precisely which Failed Bank Records are included in the request, as indicated in Section 13.6(b) for those requests.

6.4. Access to Failed Bank Records; Copies. The Assuming Institution will permit the Receiver and the Corporation access to all Failed Bank Records of which the Assuming Institution has custody, and to use, inspect, make extracts from, or request copies of those Failed Bank Records in the manner and to the extent requested, and to duplicate, in the discretion of the Receiver or the Corporation, any Failed Bank Record; provided, that if the Failed Bank maintained one or more duplicate copies of those Failed Bank Records, the Assuming Institution assigns, transfers, and conveys to the Corporation one duplicate copy of those Failed Bank Records without cost to the Corporation, and will deliver to the Corporation all Failed Bank Records assigned and transferred to the Corporation under this Article VI as soon as practicable on or after the date of this Agreement. The party requesting a copy of any Failed Bank Record will bear the cost (based on standard accepted industry charges to the extent applicable, as determined by the Receiver) for providing that duplicate Failed Bank Record. The Assuming Institution will provide a copy of each Failed Bank Record upon the request of the Receiver. If the Receiver or Corporation is seeking access to a Failed Bank Record from the Assuming Institution, the Receiver or Corporation need not provide a subpoena to obtain access to the Failed Bank Records in the Assuming Institution’s custody.

6.5. Failed Bank Record Privacy. The Assuming Institution will comply with any law or regulation or any order, writ, or decree of any court or governmental authority applicable to Failed Bank Records.

ARTICLE VII. BID; INITIAL PAYMENT.

The Assuming Institution has submitted to the Receiver a Deposit premium bid of 0.00% and an Acquired Asset premium (discount) bid of ($374,000,000.00) (the “Bid Amount”). The Deposit premium bid will be applied to the total of all Assumed Deposits except for those Assumed Deposits as reflected on Schedule 7. On the Payment Date, the Assuming Institution will pay to the Corporation, or the Corporation will pay to the Assuming Institution, as the case may be, the Initial Payment, plus interest on that amount (if the Payment Date is not the day following the Bank Closing Date) from and including the day following the Bank Closing Date to and including the day preceding the Payment Date at the Settlement Interest Rate.

ARTICLE VIII. ADJUSTMENTS; SETTLEMENT PROCESS.

8.1. Pro Forma Statement. The Receiver, as soon as practicable after the Bank Closing Date, in accordance with the best information then available, will provide to the Assuming Institution a Pro Forma Statement reflecting any adjustments of those liabilities and assets as may be necessary so that the Pro Forma Statement is consistent with the requirements of this Agreement. That Pro Forma Statement will take into account, to the extent possible, among other items, (a) liabilities and assets of a nature similar to those contemplated by Section 2.1 or Section 3.1, respectively, that on the Bank Closing Date were carried in the Failed Bank’s suspense accounts, (b) accruals as of the Bank Closing Date for all income related to the Acquired Assets and business of the Failed Bank acquired by the Assuming Institution, whether or not those accruals were reflected on the Failed Bank Records in the normal course of its operations, and (c) adjustments to determine the Book Value of any investment in an Acquired Subsidiary and related accounts on the “bank only” (unconsolidated) balance sheet of the Failed Bank based on the Equity Method of Accounting, whether or not the Failed Bank used the Equity Method of Accounting for investments in subsidiaries, except that the resulting amount cannot be less than the Acquired Subsidiary’s recorded equity as of the Bank Closing Date as reflected on the Failed Bank Records of the Acquired Subsidiary. Acquired Subsidiaries with negative equity will be restated to $1 pursuant to the Equity Method of Accounting. Any Acquired Asset purchased by the Assuming Institution or any asset of an Acquired Subsidiary purchased by the Assuming Institution pursuant to Section 3.1 that was partially or wholly charged off during the period beginning the day after the Bid Valuation Date and ending on the Bank Closing Date will be deemed not to be charged off for the purposes of the Pro Forma Statement, and the purchase price will be determined pursuant to Section 3.2. In accordance with Section 3.2(c), in preparing the Pro Forma Statement each Qualified Financial Contract will be included at QFC Contract Value (positive or negative) and, if a Qualified Financial Contract is a liability, no further liability amount will be included for purposes of preparing the Pro Forma Statement.

8.2. Correction of Errors and Omissions; Adjustments for Certain Liabilities.

(a) Adjustments to Correct Errors. If any bookkeeping omissions or errors are discovered in preparing the Pro Forma Statement or in completing the transfers and assumptions contemplated by this Agreement, the parties to this Agreement will correct those errors and omissions, and, as far as practicable, all adjustments will be made consistent with the judgments, methods, policies, or accounting principles used by the Failed Bank in preparing and maintaining Failed Bank Records, except that adjustments made pursuant to this Section 8.2(a) are not intended to bring the Failed Bank Records into accordance with generally accepted accounting principles.

(b) Adjustments for Certain Liabilities.

(i) If the Receiver discovers at any time subsequent to the date of this Agreement that any claim exists against the Failed Bank that is of such a nature that it would have been included in the liabilities assumed under Article II had the existence of that claim or the facts giving rise to that claim been known as of the Bank Closing Date, the Receiver may, in its discretion, at any time, require that claim be assumed by the Assuming Institution in a manner consistent with the intent of this Agreement. The Receiver will make appropriate adjustments to the Pro Forma Statement provided by the Receiver to the Assuming Institution pursuant to Section 8.1 as may be necessary.

(ii) If the Assuming Institution returns all or a portion of any Deposit to the Receiver or the Corporation at the direction of the Receiver or the Corporation pursuant to Section 9.5, the Receiver will make appropriate adjustments pursuant to Article VIII for the portion of the Bid Amount applicable to that returned Deposit and any related Deposit premium.

(c) Other Adjustments. If the Failed Bank transferred, after the Bid Valuation Date, an asset to a Subsidiary that is not an Acquired Subsidiary and the Assuming Institution would have purchased that asset under Section 3.1 but for that transfer, the Receiver will make an adjustment to the Initial Payment (or subsequent payments) in an amount equal to (i) the Book Value of that transferred asset divided by (ii) the Book Value of all Acquired Assets plus the Book Value of that transferred asset plus the Book Value of other similarly transferred assets, then multiplied by (iii) the Acquired Asset premium (discount) bid set forth in Article VII. This adjustment will be as a credit to the Assuming Institution in the case of an Acquired Asset premium bid and a credit to the Receiver in the case of an Acquired Asset discount bid. For purposes of this Section 8.2(c), Book Value means, solely with respect to the applicable asset transferred to a Subsidiary that is not an Acquired Subsidiary, that value stated on the Failed Bank Records as of the Bid Valuation Date.

8.3. Payments.

(a) Payment on Settlement Date. Either the Receiver will cause to be paid to the Assuming Institution or the Assuming Institution will pay to the Receiver, as the case may be, on the next Settlement Date, a payment in an amount that reflects the net of all approved or undisputed Settlement Transactions (including any costs, expenses, and fees associated with determinations of value as provided in this Agreement) since the Bank Closing Date or the previous Settlement Date, as applicable, plus interest as provided in Section 8.4. The Receiver may, at its option, after at least thirty (30) days’ advance written notice of its intent to do so, require an interim settlement of any Settlement Transaction on the Interim Settlement Date provided in such notice.

(b) Approval of Settlement Transactions. The Receiver will submit each Settlement Transaction, along with supporting documentation, to the Assuming Institution’s settlement designee for approval. In order to dispute a Settlement Transaction, the Assuming Institution must provide the Receiver a written explanation why the Settlement Transaction is incorrect or objectionable within thirty (30) days of receipt. If the parties cannot resolve a disputed Settlement Transaction within ninety (90) days of submission, then either party may exercise any of its legal remedies under this Agreement or applicable law.

(c) Additional Transfers. The Receiver and the Assuming Institution will effect on each Settlement Date any further transfer of assets to or assumption of liabilities or claims by the Assuming Institution as may be necessary in accordance with Section 8.1 or Section 8.2.

8.4. Interest. Any amounts paid under Section 8.3 or Section 8.5 will bear interest for the period from and including the day following the Bank Closing Date to and including the day preceding the payment at the Settlement Interest Rate, unless based on a later date as provided under this Agreement.

8.5. Subsequent Adjustments. If the Assuming Institution or the Receiver discovers any errors or omissions as contemplated by Section 8.2 or any error with respect to the payment made under Section 8.3 after a Settlement Date, the Assuming Institution and the Receiver will promptly correct those errors or omissions, make any payments, and effect any transfers or assumptions as may be necessary to reflect any correction plus interest as provided in Section 8.4.

ARTICLE IX. CONTINUING COOPERATION.

9.1. General Matters. The parties to this Agreement will, in good faith and with their best efforts, cooperate with each other to carry out the transactions contemplated by this Agreement and to effect the purposes of this Agreement.

9.2. Additional Title Documents.

(a) Mutual Cooperation. The Receiver, the Corporation, and the Assuming Institution each will, at any time and from time to time, upon the request of any party to this Agreement, execute and deliver any additional instruments and documents of conveyance reasonably necessary to vest in the appropriate party its full legal or equitable title in and to the property conveyed pursuant to this Agreement or to be conveyed in accordance with this Agreement. The Assuming Institution will prepare those instruments and documents of conveyance (in form and substance satisfactory to the Receiver) necessary to vest title to the Acquired Assets in the Assuming Institution. The Assuming Institution will prepare and record those instruments and documents of conveyance at its own expense.

(b) Timely Preparation and Recordation of Vesting Instruments and Deeds. Within thirty (30) days of either (i) the Bank Closing Date or (ii) the date the Assuming Institution exercises any option to acquire any Bank Premises or Other Real Estate, whichever is applicable under this Agreement, the Assuming Institution will prepare and deliver to the Receiver for Receiver’s execution all necessary conveyance instruments and documents. No later than thirty (30) days after Assuming Institution’s receipt of any executed conveyance instrument or document from the Receiver, the Assuming Institution will file it with the appropriate recording agencies and provide the Receiver with a copy of the document containing the recording information. If the Assuming Institution does not timely deliver to the Receiver executable conveyance instruments or documents and a copy of the recorded document with the recording information as contemplated by this Section for each Bank Premises and Other Real Estate to be acquired by the Assuming Institution, the Receiver may elect to prepare, execute, and file any conveyance instruments or documents, and the Assuming Institution will promptly reimburse the Receiver $1,000 for each conveyance instrument or document deemed desirable or necessary, in the Receiver’s sole discretion, to vest legal title in the Assuming Institution, plus all costs incurred by the Receiver to do so, including outside counsel fees, title searches and reports, filing fees and taxes, transfer fees, and document stamps.

9.3. Claims and Suits.

(a) Defense and Settlement. The Receiver is entitled, in its discretion, to (i) defend or settle any claim or suit against the Assuming Institution with respect to which the Receiver has indemnified the Assuming Institution in the same manner and to the same extent as provided in Article XII, and (ii) defend or settle any claim or suit against the Assuming Institution with respect to any Liability Assumed, which claim or suit may result in a loss to the Receiver arising out of or related to this Agreement, or that existed against the Failed Bank on or before the Bank Closing Date. The exercise by the Receiver of any rights under this Section 9.3(a) will not release the Assuming Institution with respect to any of its obligations under this Agreement.

(b) Removal of Actions. If any Person institutes an action at law or in equity against the Receiver and the Corporation as codefendants with respect to any asset or (to the extent not included as an asset) Qualified Financial Contract or its QFC Related Item of the Failed Bank retained or acquired pursuant to this Agreement by the Receiver, the Receiver will, at the request of the Corporation, join with the Corporation in a petition to remove the action to the United States District Court for the proper district. The Receiver will institute, with or without joinder of the Corporation as co-plaintiff, any action with respect to any retained or acquired asset, or Qualified Financial Contract or its QFC Related Item, or any matter connected with either of the foregoing when the Corporation directs the Receiver to institute that action.

9.4. Payment of Deposits. If any depositor does not accept the obligation of the Assuming Institution to pay any Deposit liability of the Failed Bank assumed by the Assuming Institution pursuant to this Agreement and asserts a claim against the Receiver for all or any portion of any Deposit liability, the Assuming Institution, upon demand from the Receiver, will provide to the Receiver funds sufficient to pay that claim in an amount not in excess of the Deposit liability reflected on the books of the Assuming Institution at the time that claim is made. Upon payment by the Assuming Institution to the Receiver of that amount, the Assuming Institution will be discharged from any further obligation under this Agreement to pay to that depositor the amount of that Deposit liability paid to the Receiver.

9.5. Withheld Payments. At any time, the Receiver or the Corporation may, in its discretion, determine that all or any portion of any deposit balance assumed by the Assuming Institution pursuant to this Agreement does not constitute a “Deposit” (or otherwise, in its discretion, determine that it is the best interest of the Receiver or Corporation to withhold all or any portion of any deposit), and may direct the Assuming Institution to withhold payment of all or any portion of that deposit balance. Upon that direction, the Assuming Institution will hold that deposit and not to make any payment of that deposit balance to or on behalf of the depositor, or to itself, whether by way of transfer, set-off or otherwise. The Assuming Institution will maintain the “withheld payment” status of that deposit balance until directed in writing by the Receiver or the Corporation as to its disposition. At the direction of the Receiver or the Corporation, the Assuming Institution will return all or any portion of that deposit balance to the Receiver or the Corporation, as appropriate, and thereupon the Assuming Institution will have no further liability to that depositor with respect to that returned deposit balance. If that deposit balance has been paid to the depositor prior to a demand for return by the Corporation or the Receiver, and payment of that deposit balance had not been previously withheld pursuant to this Section 9.5, the Assuming Institution will not be required to return that deposit balance to the Receiver or the Corporation. The Assuming Institution will reimburse the Corporation or the Receiver, as the case may be, for the amount of any deposit balance or portion of any deposit balance paid by the Assuming Institution in contravention of any previous direction to withhold payment of that deposit balance or return that deposit balance the payment of which was withheld pursuant to this Section 9.5.

9.6. Proceedings with Respect to Certain Assets and Liabilities.

(a) Cooperation by Assuming Institution. In connection with any investigation, proceeding, or other matter with respect to any asset or liability of the Failed Bank retained by the Receiver, or any asset or liability of the Failed Bank acquired by the Receiver pursuant to this Agreement, the Assuming Institution will cooperate to the extent reasonably required by the Receiver.

(b) Access to Records. In addition to its obligations under Section 6.4, the Assuming Institution will provide representatives of the Receiver access at reasonable times and locations without other limitation or qualification to (i) its directors, officers, employees, and agents, and those of the Acquired Subsidiaries, and (ii) its books and records, the books and records of those Acquired Subsidiaries and all Credit Files, and copies thereof. The Assuming Institution will promptly provide copies of books, records, and Credit Files as requested by the Receiver, and the Receiver will pay the costs of duplication.

(c) Loan Documents. No later than ten (10) days after the Put Notice pursuant to Section 3.4 or the date of the notice of transfer of any Loan by the Assuming Institution to the Receiver pursuant to Section 3.6, the Assuming Institution will deliver to the Receiver those documents with respect to that Loan as the Receiver may request, including the following: (i) all related Credit Documents (other than certificates, notices and other ancillary documents), (ii) a certificate setting forth the principal amount on the date of the transfer and the amount of interest, fees and other charges then accrued and unpaid thereon, and any restrictions on transfer to which that Loan is subject, and (iii) all Credit Files, and all documents, microfiche, microfilm and computer records (including magnetic tape, disc storage, card forms and printed copy) maintained by, owned by, or in the possession of the Assuming Institution or any Affiliate of the Assuming Institution relating to the transferred Loan.

9.7. Information. The Assuming Institution will promptly provide to the Corporation any other information, including financial statements and computations, relating to the performance of the provisions of this Agreement as the Corporation or the Receiver may request from time to time, and, at the request of the Receiver, make available employees of the Failed Bank employed or retained by the Assuming Institution to assist in preparation of the Pro Forma Statement pursuant to Section 8.1.

9.8. Tax Ruling. The Assuming Institution will not at any time, without the Corporation’s prior consent, seek a private letter ruling or other determination from the Internal Revenue Service or otherwise seek to qualify for any special tax treatment or benefits associated with any payments made by the Receiver or Corporation pursuant to this Agreement.

9.9. Limited Power of Attorney. The Receiver may, in its sole discretion, provide the Assuming Institution with a limited power of attorney designating certain employees of the Assuming Institution as the Receiver’s attorneys-in-fact for the purposes of (i) executing, on behalf of the Receiver, lien releases required by Section 6.3, and (ii) taking certain actions, on behalf of the Receiver, to vest title to the Acquired Assets in the Assuming Institution as required by Section 9.2. The Assuming Institution will use its best efforts to complete all actions required to vest title to the Acquired Assets in the Assuming Institution as quickly as possible, but no later than the earlier of (a) the second anniversary of the Bank Closing Date or (b) the date the Receiver chooses, in its sole discretion, to terminate the receivership of the Failed Bank.

ARTICLE X. CONDITION PRECEDENT.

This Agreement is not effective until the Corporation has received satisfactory evidence of the following (collectively, the “Conditions Precedent”):

(a) Any necessary approval, waiver, or other action by any governmental authority with respect to this Agreement;

(b) The approval of the board of directors of the Assuming Institution, or other third party, with respect to this Agreement and the transactions contemplated by this Agreement;

(c) The closing of the Failed Bank;

(d) The appointment of the Receiver;

(e) The chartering of the Assuming Institution; and

(f) The execution or completion of any agreements, documents, matters or proceedings contemplated in this Article X.

If the Conditions Precedent have not been satisfied by April 26, 2024, the Corporation may, in its sole discretion, extend the date for satisfaction of the Conditions Precedent for up to an additional fourteen (14) days. In that case, the Corporation may amend, supplement, otherwise modify, or replace this Agreement and any ancillary documents to reflect the appropriate Bank Closing Date, and the Assuming Institution will either execute documents as revised or otherwise affirm any alteration in writing, as may be required by the Corporation.

ARTICLE XI. REPRESENTATIONS AND WARRANTIES OF THE ASSUMING INSTITUTION.

The Assuming Institution represents and warrants to the Corporation and the Receiver as follows:

11.1. Corporate Existence and Authority. The Assuming Institution (a) is duly organized, validly existing, and in good standing under the laws of its chartering authority and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (b) has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The Assuming Institution has taken all necessary corporate (or other applicable governance) action to authorize the execution, delivery, and performance of this Agreement and the performance of the transactions contemplated by this Agreement.

11.2. Third Party Consents. No governmental authority or other third party consents (including approvals, licenses, registrations, or declarations) are required in connection with the execution, delivery, or performance by the Assuming Institution of this Agreement, other than the consents that have been duly obtained and are in full force and effect.

11.3. Execution and Enforceability. This Agreement has been duly executed and delivered by the Assuming Institution and when this Agreement has been duly authorized, executed and delivered by the Corporation and the Receiver, this Agreement will constitute the legal, valid and binding obligation of the Assuming Institution, enforceable in accordance with its terms.

11.4. Compliance with Law.

(a) No Violations. Neither the Assuming Institution nor any of its Subsidiaries is in violation of any statute, regulation, order, decision, judgment, or decree of, or any restriction imposed by, the United States of America, any state, municipality, or other political subdivision or any agency of any of the foregoing, or any court or other tribunal having jurisdiction over the Assuming Institution or any of its Subsidiaries or any assets of that Person, or any foreign government or agency thereof having that jurisdiction, with respect to the conduct of the business of the Assuming Institution or of any of its Subsidiaries, or the ownership of the properties of the Assuming Institution or any of its Subsidiaries, that, either individually or in the aggregate with all other violations, would materially and adversely affect the business, operations or condition (financial or otherwise) of the Assuming Institution or the ability of the Assuming Institution to perform, satisfy or observe any obligation or condition under this Agreement.

(b) No Conflict. Neither the execution and delivery nor the performance by the Assuming Institution of this Agreement will result in any violation by the Assuming Institution of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ or decree of any court or governmental authority.

11.5. Insured or Guaranteed Loans. If any Loans being transferred pursuant to this Agreement are insured or guaranteed by any department or agency of any federal, state, or local governmental unit, the Assuming Institution represents that the Assuming Institution has been approved by that department or agency, and is an approved lender or mortgagee, as appropriate, if approval is required. The Assuming Institution assumes full responsibility for determining whether or not those insurance or guarantees are in full force and effect on the date of this Agreement, and, with respect to those Loans whose insurance or guaranty is in full force and effect on the date of this Agreement, the Assuming Institution assumes full responsibility for doing all things necessary to insure that insurance or those guarantees remain in full force and effect. The Assuming Institution assumes all of the obligations under any contract of insurance or guaranty and will cooperate with the Receiver whenever necessary to complete forms required by the insuring or guaranteeing department or agency to effect or complete the transfer to the Assuming Institution.

11.6. Representations Remain True. The Assuming Institution represents and warrants that it has executed and delivered to the Corporation a Purchaser Eligibility Certification and Confidentiality Agreement, and that all information provided and representations made by or on behalf of the Assuming Institution in connection with this Agreement and the transactions contemplated by this Agreement, including the Purchaser Eligibility Certification and Confidentiality Agreement (which are affirmed and ratified by this Section 11.6) are and remain true and correct in all material respects and do not fail to state any fact required to make the information contained in them not misleading.

11.7. No Reliance; Independent Advice. The Assuming Institution (i) is not relying on the Receiver or the Corporation for any business, legal, tax, accounting, investment, or other advice in connection with this Agreement and its Exhibits and documents delivered in connection with the foregoing, and (ii) has had adequate opportunity to consult with advisors of its choice in connection with this Agreement.

ARTICLE XII. INDEMNIFICATION.

12.1. Indemnification of Indemnitees. From and after the Bank Closing Date, subject to the limitations set forth in this Section 12.1 and Section 12.6, and subject to compliance by the Indemnitees with Section 12.2, the Receiver will indemnify and hold harmless the Indemnitees against any and all costs, losses, liabilities, expenses (including attorneys’ fees) incurred prior to the assumption of defense by the Receiver pursuant to Section 12.2(d), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with claims against any Indemnitee based on liabilities of the Failed Bank that are not assumed by the Assuming Institution pursuant to this Agreement or subsequent to the execution of this Agreement by the Assuming Institution or any Subsidiary or Affiliate of the Assuming Institution for which indemnification is provided:

(a) under this Section 12.1, subject to certain exclusions as provided in Section 12.1(b), such indemnification is limited to:

(i) claims based on the rights of any shareholder or former shareholder (as such) of (A) the Failed Bank, or (B) any Subsidiary or Affiliate of the Failed Bank;

(ii) claims based on the rights of any creditor (as such) of the Failed Bank, or any creditor (as such) of any director, officer, employee, or agent of the Failed Bank, with respect to any indebtedness or other obligation of the Failed Bank arising prior to the Bank Closing Date;

(iii) claims based on the rights of any present or former director, officer, employee, or agent (as such) of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank;

(iv) claims based on any action or inaction prior to the Bank Closing Date of the Failed Bank, its directors, officers, employees, or agents (as such), or any Subsidiary or Affiliate of the Failed Bank, or the directors, officers, employees, or agents (as such) of that Subsidiary or Affiliate;

(v) claims based on any malfeasance, misfeasance, or nonfeasance of the Failed Bank, its directors, officers, employees, or agents with respect to the trust business of the Failed Bank, if any;

(vi) claims based on any failure or alleged failure (not in violation of law) by the Assuming Institution to continue to perform any service or activity previously performed by the Failed Bank that the Assuming Institution is not required to perform pursuant to this Agreement or that arise under any contract to which the Failed Bank was a party that the Assuming Institution elected not to assume in accordance with this Agreement and that neither the Assuming Institution nor any Subsidiary or Affiliate of the Assuming Institution has assumed subsequent to the execution of this Agreement;

(vii) claims arising from any action or inaction of any Indemnitee, including for purposes of this Section 12.1(a)(vii) the former officers or employees of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank that is taken upon the specific written direction of the Corporation or the Receiver, other than any action or inaction taken in a manner constituting bad faith, gross negligence or willful misconduct; and

(viii) claims based on the rights of any depositor of the Failed Bank whose deposit has either been accorded “withheld payment” status or returned to the Receiver or Corporation in accordance with Section 9.5, or, has become an “unclaimed deposit” or has been returned to the Corporation or the Receiver in accordance with Section 2.4;

(b) provided that with respect to this Agreement, except for Section 12.1(a)(vii) and (viii), no indemnification will be provided under this Agreement for any:

(i) judgment or fine against, or any amount paid in settlement (without the written approval of the Receiver) by, any Indemnitee in connection with any action that seeks damages against any Indemnitee (a “Counterclaim”) arising with respect to any Acquired Asset and based on any action or inaction of either the Failed Bank, its directors, officers, employees, or agents (as such) prior to the Bank Closing Date, unless that judgment, fine, or amount paid in settlement exceeds the greater of (A) the Repurchase Price of that Acquired Asset or (B) the monetary recovery sought on that Acquired Asset by the Assuming Institution in the cause of action from which the Counterclaim arises; and in that event the Receiver will provide indemnification only in the amount of that excess; and no indemnification will be provided for any costs or expenses other than any costs or expenses (including attorneys’ fees) that, in the determination of the Receiver, have been actually and reasonably incurred by that Indemnitee in connection with the defense of that Counterclaim; and it is expressly agreed that the Receiver reserves the right to intervene, in its discretion, on its behalf or on behalf of the Receiver, in the defense of that Counterclaim;

(ii) claims with respect to any liability or obligation of the Failed Bank that is (A) expressly assumed by the Assuming Institution pursuant to this Agreement or (B) assumed by the Assuming Institution or any Subsidiary or Affiliate of the Assuming Institution subsequent to the execution of this Agreement;

(iii) claims with respect to any liability of the Failed Bank to any present or former employee (as such) of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank, which liability is (A) expressly assumed by the Assuming Institution pursuant to this Agreement or (B) assumed by the Assuming Institution or any Subsidiary or Affiliate of the Assuming Institution subsequent to the execution of this Agreement;

(iv) claims based on the failure of any Indemnitee to seek recovery of damages from the Receiver for any claims based upon any action or inaction of the Failed Bank, its directors, officers, employees or agents as fiduciary, agent or custodian prior to the Bank Closing Date;

(v) claims based on any violation or alleged violation by any Indemnitee of the antitrust, branching, banking or bank holding company or securities laws of the United States of America or any state thereof;

(vi) claims based on the rights of any present or former creditor, customer, or supplier (as such) of any Indemnitee;

(vii) claims based on the rights of any present or former shareholder (as such) of any Indemnitee;

(viii) claims, if the Receiver determines that the effect of providing indemnification would be to (A) expand or alter the provisions of any warranty or disclaimer thereof provided in Section 3.3 or any other provision of this Agreement, or (B) create any warranty not expressly provided under this Agreement;

(ix) claims that could have been enforced against any Indemnitee had the Assuming Institution not entered into this Agreement;

(x) claims based on any liability for taxes or fees assessed with respect to the consummation of the transactions contemplated by this Agreement, including any subsequent transfer of any Acquired Assets or Liabilities Assumed to any Subsidiary or Affiliate of the Assuming Institution;

(xi) except as expressly provided in this Article XII, claims based on any action or inaction of any Indemnitee, and the Receiver will not provide indemnification for (i) the Failed Bank, (ii) any Subsidiary or Affiliate of the Failed Bank, or (iii) any present or former director, officer, employee, or agent of the Failed Bank or its Subsidiaries or Affiliates unless the Receiver, in its sole and absolute discretion, provides indemnification under this Article XII for any present or former director, officer, employee, or agent of the Failed Bank or its Subsidiaries or Affiliates who is also or becomes a director, officer, employee, or agent of the Assuming Institution or its Subsidiaries or Affiliates;

(xii) claims or actions that constitute a breach by the Assuming Institution of the representations and warranties contained in Article XI;

(xiii) claims arising out of or relating to the condition of or generated by an Acquired Asset arising from or relating to the presence, storage or release of any hazardous or toxic substance, or any pollutant or contaminant, or condition of that Acquired Asset that violate any applicable federal, state or local law or regulation concerning environmental protection; and

(xiv) claims based on, related to, or arising from any asset acquired or liability assumed, other than pursuant to this Agreement.

12.2. Conditions Precedent to Indemnification. It is a condition precedent to the obligation of the Receiver to indemnify any Indemnitee pursuant to this Article XII that the Indemnitee will, with respect to any claim made or threatened against that Indemnitee for which that Indemnitee is or may be entitled to indemnification under this Article XII:

(a) give written notice to the Supervisory Counsel (Resolution and Receivership Unit) of the Corporation in the manner and at the address provided in Section 13.6 of that claim as soon as practicable after that claim is made or threatened; provided that notice must be given on or before the date that is six (6) years from the date of this Agreement;

(b) provide to the Receiver the information and cooperation with respect to that claim as the Receiver may reasonably require;

(c) cooperate and take all steps, as the Receiver may reasonably require, to preserve and protect any defense to that claim;

(d) if suit is brought with respect to that claim, upon reasonable prior notice, afford to the Receiver the right, that the Receiver may exercise in its sole and absolute discretion, to conduct the investigation, control the defense and effect settlement of that claim, including the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises, and appeals of that claim, all of which will be at the expense of the Receiver; provided that, the Receiver is required to notify the Indemnitee claiming indemnification in writing that the claim is a claim for which that Indemnitee is entitled to indemnification under this Article XII;

(e) not incur any costs or expenses in connection with any response or suit with respect to that claim, unless those costs or expenses were incurred upon the written direction of the Receiver; provided that the Receiver is not required to reimburse the amount of those costs or expenses unless those costs or expenses were incurred upon the written direction of the Receiver;

(f) not release or settle that claim or make any related payment or admission, unless the Receiver consents; provided that the Receiver is not required to reimburse the amount of that settlement or payment unless that settlement or payment was effected upon the written direction of the Receiver; and

(g) take any reasonable action the Receiver requests in writing as necessary to preserve, protect, or enforce the rights of the Indemnitee against any Primary Indemnitor.

12.3. No Additional Warranty. Nothing in this Article XII (a) expands or otherwise alters any warranty or disclaimer thereof provided under Section 3.3 or any other provision of this Agreement with respect to, among other matters, the title, value, collectability, genuineness, enforceability, documentation, condition or freedom from liens or encumbrances, of any (i) Acquired Asset or (ii) asset or (to the extent not included as an asset) Qualified Financial Contract or QFC Related Item of the Failed Bank purchased by the Assuming Institution subsequent to the execution of this Agreement by the Assuming Institution or any Subsidiary or Affiliate of the Assuming Institution, or (b) creates any warranty not expressly provided under this Agreement.

12.4. Indemnification of Receiver and Corporation. From and after the Bank Closing Date, the Assuming Institution will indemnify and hold harmless the Corporation and the Receiver and their respective directors, officers, employees, and agents from and against any and all costs, losses, liabilities, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any of the following:

(a) claims based on any and all liabilities or obligations of the Failed Bank assumed by the Assuming Institution pursuant to this Agreement or subsequent to the execution of this Agreement by the Assuming Institution or any Subsidiary or Affiliate of the Assuming Institution, whether or not those liabilities subsequently are sold or transferred, other than any claim based upon any action or inaction of any Indemnitee as provided in Section 12.1(a)(vii) or (viii);

(b) claims based on any act or omission of any Indemnitee (including claims of any Person claiming any right or title by or through the Assuming Institution with respect to Acquired Assets transferred to the Receiver pursuant to Section 3.4 or Section 3.6), other than any action or inaction of any Indemnitee as provided in (vii) or (viii) of Section 12.1(a); and

(c) claims based on any failure of the Assuming Institution to comply with any provision of Article VI.

12.5. Obligations Supplemental. The obligations of the Receiver, and the Corporation as guarantor in accordance with Section 12.7, to provide indemnification under this Article XII are to supplement any amount payable by any Primary Indemnitor to the Indemnitee indemnified under this Article XII. Consistent with that intent, the Receiver will only make payments pursuant to that indemnification to the extent not payable by a Primary Indemnitor. If the aggregate amount of payments by the Receiver, or the Corporation as guarantor in accordance with Section 12.7, and all Primary Indemnitors with respect to any item of indemnification under this Article XII exceeds the amount payable with respect to that item, the Indemnitee being indemnified will notify the Receiver thereof and, upon the request of the Receiver, will promptly reimburse the Receiver, or the Corporation as appropriate, the amount of the Receiver’s (or the Corporation’s) payments to the extent of that excess.

12.6. Criminal Claims. Notwithstanding any provision of this Article XII to the contrary, if any Indemnitee is or becomes involved in any criminal action, suit, or proceeding, whether judicial, administrative, or investigative, the Receiver is not required to indemnify that Indemnitee for liability with respect to any criminal act or to the extent any costs or expenses are attributable to the defense against the allegation of any criminal act, unless (a) the Indemnitee is successful on the merits or otherwise in the defense against the action, suit, or proceeding, or (b) the action, suit, or proceeding is terminated without the imposition of liability on the Indemnitee.

12.7. Limited Guaranty of the Corporation. The Corporation guarantees performance of the Receiver’s obligation to indemnify any Indemnitee as set forth in this Article XII. It is a condition to the Corporation’s obligation under this Section 12.7 that each Indemnitee comply in all respects with the applicable provisions of this Article XII. The Corporation is liable under this Section 12.7 only for the amounts, if any, that the Receiver is required to pay under the terms of this Article XII but fails to pay. Except as otherwise provided above in this Section 12.7, nothing in this Article XII is intended or will be construed to create any liability or obligation on the part of the Corporation, the United States of America, or any department or agency thereof under or with respect to this Article XII or any of its provisions. The obligations undertaken by the Receiver under this Article XII are the sole and exclusive responsibility of the Receiver and no other Person or entity.

12.8. Subrogation. Upon payment by the Receiver, or the Corporation as guarantor in accordance with Section 12.7, to any Indemnitee for any claims indemnified by the Receiver under this Article XII, the Receiver, or the Corporation as appropriate, will become subrogated to all rights of the Indemnitee against any other Person to the extent of that payment.

ARTICLE XIII. MISCELLANEOUS.

13.1. Costs, Fees, and Expenses. Each party is responsible for all fees, costs, and expenses it incurs in connection with this Agreement (including the performance of any obligations or the exercise of any rights under this Agreement) unless expressly otherwise provided; provided that the Assuming Institution will pay all fees, costs, and expenses (other than attorneys’ fees incurred by the Receiver) incurred in connection with the transfer to it of any Acquired Assets or Liabilities Assumed under or in accordance with this Agreement. The Assuming Institution is responsible for the payment of MERS routine transaction charges.

13.2. WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

13.3. Consent; Determination or Discretion. When the consent or approval of a party is required under this Agreement, that consent or approval must be obtained in writing and, unless expressly otherwise provided, will not be unreasonably withheld or delayed. When a determination or decision is to be made by a party under this Agreement, that party will make that determination or decision in its reasonable discretion unless expressly otherwise provided.

13.4. Rights Cumulative. Except as expressly otherwise provided in this Agreement, the rights of each of the parties under this Agreement are cumulative, may be exercised as often as that party considers appropriate, and are in addition to that party’s rights under this Agreement, any of the agreements related to this Agreement, or under applicable law. Any failure to exercise or any delay in exercising any of those rights, or any partial or defective exercise of those rights, will not operate as a waiver or variation of that or any other right, unless expressly otherwise provided.

13.5. References. References in this Agreement to Recitals, Articles, Sections, Schedules, and Exhibits are to Recitals, Articles, Sections, Schedules, and Exhibits of this Agreement, respectively. References to parties are to the parties to this Agreement. Unless expressly otherwise provided, references to days and months are to calendar days and months respectively. If a notice or other action is due on a day that is not a Business Day, that notice or other action may be delayed until the next-succeeding Business Day. Article and Section headings are for convenient reference and do not affect the meaning of this Agreement. References to the singular include the plural, as the context may require, and vice versa. Any use of any form of the word “including” includes the phrase “but not limited to” or its appropriate variation.

13.6. Notice.

(a) Form of Notices. All notices must be given in writing and provided in accordance with the provisions of this Section 13.6, unless expressly otherwise provided.

(b) Notice to the Receiver or the Corporation. With respect to a notice under this Agreement:

Federal Deposit Insurance Corporation

600 North Pearl Street, Suite 700

Dallas, Texas 75201

Attention: Settlement Agent

In addition, with respect to notices under Section 4.6, a copy to:

[****]

In addition, with respect to notices under Article XII, a copy to:

Supervisory Counsel (Resolution and Receivership Unit)

600 North Pearl Street, Suite 700

Dallas, Texas 75201

In addition, with respect to communications under Exhibit 4.13, a copy to:

Attention: Interim Servicing Manager,

[****]

In addition, with respect to communications under Section 6.3(a) regarding any subpoena addressed to the Assuming Institution seeking Failed Bank Records of which it has custody, but are Failed Bank Records retained by the Receiver, a copy of that subpoena to:

Federal Deposit Insurance Corporation

600 North Pearl Street, Suite 700

Dallas, Texas 75201

Attention: Regional Counsel

and

Attention: Supervisory Counsel (Resolution and Receivership Unit)

and

[****]

And with respect to written requests to destroy Failed Bank Records under Sections 6.3 (b) and 6.3(c), a copy to:

DRR – Customer Service (through the FDIC Portal)

https://ask.fdic.gov/fdicinformationandsupportcenter/s/

(c) Notice to Assuming Institution. With respect to a notice under this Agreement:

Fulton Bank, National Association

One Penn Square

Lancaster, PA 17602

Attention: Curtis J. Myers

Chairman and Chief Executive Officer

[****]

with a copy to: Beth Ann L. Chivinski, Senior Executive Vice President

13.7. Entire Agreement. This Agreement, including its Schedules and Exhibits, embodies the entire agreement of the parties to this Agreement in relation to the subject matter in this Agreement and supersede all prior understandings or agreements, oral or written, between the parties.

13.8. Counterparts. This Agreement may be executed in any number of counterparts and by the duly authorized representative of a different party to this Agreement on separate counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same Agreement.

13.9. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA, AND, IN THE ABSENCE OF CONTROLLING FEDERAL LAW, IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE MAIN OFFICE OF THE FAILED BANK IS LOCATED.

13.10. Successors and Assigns.

(a) Binding on Successors and Assigns; Assignment. All terms and conditions of this Agreement are binding on the successors and assigns of the Receiver, the Corporation, and the Assuming Institution. The Receiver may assign or otherwise transfer this Agreement and the rights and obligations of the Receiver under this Agreement (in whole or in part) to the Corporation in its corporate capacity without the consent of Assuming Institution. Notwithstanding anything to the contrary contained in this Agreement, the Assuming Institution may not assign or otherwise transfer this Agreement or any of the Assuming Institution’s rights or obligations under this Agreement (in whole or in part) without the prior written consent of the Receiver, which consent may be granted or withheld by the Receiver in its sole and absolute discretion.

(b) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the Receiver, the Corporation, and the Assuming Institution any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained in this Agreement, it being the intention of the parties hereto that this Agreement, the obligations, and statements of responsibilities under this Agreement, and all other conditions and provisions of this Agreement are for the sole and exclusive benefit of the Receiver, the Corporation, and the Assuming Institution and for the benefit of no other Person.

13.11. Modification. No amendment or other modification, rescission, or release of any part of this Agreement will be effective except pursuant to a written agreement signed by the duly authorized representatives of the parties.

13.12. Manner of Payment. All payments due under this Agreement will be in lawful money of the United States of America in immediately available funds as each party may specify to the other parties; provided that if the Receiver or the Corporation is obligated to make any payment under this Agreement in the amount of $25,000.00 or less, that payment may be made by check.

13.13. Waiver. Each of the Receiver, the Corporation, and the Assuming Institution may waive its respective rights, powers, or privileges under this Agreement; provided that (a) the waiver must be in writing, (b) no failure or delay on the part of the Receiver, the Corporation, or the Assuming Institution to exercise any right, power, or privilege under this Agreement will operate as a waiver, (c) no single or partial exercise of any right, power, or privilege under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege by the Receiver, the Corporation, or the Assuming Institution under this Agreement, and (d) no waiver will operate or be construed as a future waiver of that right, power, or privilege under this Agreement.

13.14. Severability. If any provision of this Agreement is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement will remain in full force and effect and will be binding upon the parties to this Agreement.

13.15. Term of Agreement. This Agreement will continue in full force and effect until the sixth (6th) anniversary of the Bank Closing Date; provided that (a) the provisions of Section 6.3 and Section 6.4 survive the expiration of the term of this Agreement, and (b) the receivership of the Failed Bank may be terminated prior to the expiration of the term of this Agreement, and, in that event, the guaranty of the Corporation, as provided in and in accordance with the provisions of Section 12.7, will be in effect for the remainder of the term of this Agreement. Expiration of the term of this Agreement will not affect any claim or liability of any party with respect to any (x) amount that is owing at the time of the expiration, regardless of when the amount becomes payable, and (y) breach of this Agreement occurring prior to expiration, regardless of when that breach is discovered.

13.16. Survival of Covenants, Etc. The covenants, representations, and warranties in this Agreement survive the execution of this Agreement and the consummation of the transactions contemplated under this Agreement.

13.17. Right of Receiver or Corporation to Audit. The Receiver or the Corporation, their respective agents, contractors, and employees, may perform an audit to determine the Assuming Institution’s compliance with this Agreement at any time, by providing not less than ten (10) Business Days’ prior notice. The scope and duration of any audit will be at the discretion of the Receiver or the Corporation, as the case may be. The Receiver or the Corporation, as the case may be, will bear the expense of that audit. If any corrections are necessary due to the audit, the Assuming Institution and the Receiver will make those accounting adjustments, payments, and withholdings as necessary to give retroactive effect to those corrections.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives to be effective as of the date first above written.

FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF REPUBLIC FIRST BANK DBA REPUBLIC BANK
PHILADELPHIA, PA

BY:	/s/ James R. Littrell
NAME:	JAMES R. LITTRELL
TITLE:	RECEIVER-IN-CHARGE

FEDERAL DEPOSIT INSURANCE CORPORATION

BY:	/s/ James R. Littrell
NAME:	JAMES R. LITTRELL
TITLE:	ATTORNEY-IN-FACT

[Signature Page of Assuming Institution Follows]

FULTON BANK, NATIONAL ASSOCIATION

BY:	/s/ Curtis J. Myers
NAME:	CURTIS J. MYERS
TITLE:	CHAIRMAN AND CHIEF EXECUTIVE
OFFICER